Exhibit 4.15

                                                                  EXECUTION COPY




                              AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

                           DATED AS OF APRIL 22, 2002

                                     BETWEEN

             ELXSI, BICKFORD'S HOLDING COMPANY, INC. AND BICKFORD'S

                            FAMILY RESTAURANTS, INC.

                                       AND

                              BANK OF AMERICA, N.A.
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                                TABLE OF CONTENTS

                                                                            Page

1.       DEFINITIONS AND OTHER TERMS...........................................2

         1.1      Definitions..................................................2
         1.2      Other Definitional Provisions...............................14
         1.3      Interpretation of Agreement.................................14
         1.4      Compliance with Financial Restrictions......................15
         1.5      Effect of Restatement.......................................15

2.       LOANS; LETTERS OF CREDIT; OTHER MATTERS..............................15

         2.1      Loans.......................................................15
         2.2      Letters of Credit...........................................16
         2.3      Loan Account; Demand Deposit Account........................19
         2.4      Interest and Fees...........................................19
         2.5      Requests for Loans and Other Information....................20
         2.6      Notes.......................................................21
         2.7      All Loans One Obligation....................................21
         2.8      Closing Fee.................................................21
         2.9      Making of Payments; Application of Collections; Charging
                  of Accounts.................................................21
         2.10     Lender's Election Not to Enforce............................23
         2.11     Reaffirmation...............................................23
         2.12     Setoff......................................................23
         2.13     Increased Costs.............................................23
         2.14     Eurodollar Rate Lending Unlawful............................24
         2.15     Increased Eurodollar Rate Loan Costs, etc...................24
         2.16     Funding Losses..............................................25

3.       COLLATERAL...........................................................25

         3.1      Grant of Security Interest..................................25
         3.2      Accounts Receivable and Cash................................26
         3.3      Inventory...................................................29
         3.4      Equipment...................................................30
         3.5      Supplemental Documentation..................................30
         3.6      Releases of Certain Collateral..............................31

4.       REPRESENTATIONS AND WARRANTIES.......................................31

         4.1      Organization................................................31
         4.2      Authorization...............................................31
         4.3      No Conflicts................................................31
         4.4      Validity and Binding Effect.................................32
         4.5      No Default..................................................32
         4.6      Financial Statements........................................32
         4.7      Insurance...................................................32
         4.8      Litigation; Contingent Liabilities..........................32
         4.9      Liens.......................................................33

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         4.10     Subsidiaries................................................33
         4.11     Partnership; Joint Ventures.................................33
         4.12     Business and Collateral Locations...........................33
         4.13     Real Property...............................................34
         4.14     Related Agreements..........................................34
         4.15     Control of Collateral; Lease of Property....................34
         4.16     Intellectual Property; Licenses.............................34
         4.17     Solvency....................................................35
         4.18     Contracts; Labor Matters....................................35
         4.19     Pension and Welfare Plans...................................35
         4.20     Regulation U................................................36
         4.21     Compliance..................................................36
         4.22     Taxes.......................................................36
         4.23     Investment Company Act Representation.......................36
         4.24     Public Utility Holding Company Act Representation...........36
         4.25     Environmental, Safety and Health Matters....................36

5.       BORROWER COVENANTS...................................................37

         5.1      Financial Statements and Other Reports......................37
         5.2      Notices.....................................................38
         5.3      Existence...................................................40
         5.4      Nature of Business..........................................40
         5.5      Books, Records and Access...................................40
         5.6      Insurance...................................................41
         5.7      Insurance Survey............................................42
         5.8      Repair......................................................42
         5.9      Taxes.......................................................42
         5.10     Compliance..................................................42
         5.11     Pension Plans...............................................43
         5.12     Merger, Purchase and Sale...................................43
         5.13     Restricted Payments.........................................43
         5.14     Borrower's and Subsidiaries' Stock..........................44
         5.15     Indebtedness................................................44
         5.16     Liens.......................................................44
         5.17     Guaranties..................................................45
         5.18     Investments.................................................45
         5.19     Subsidiaries................................................46
         5.20     Leases......................................................46
         5.21     Change in Accounts Receivable...............................46
         5.22     Future Environmental Assessments............................46
         5.23     Related Agreements..........................................47
         5.24     Unconditional Purchase Options..............................47
         5.25     Use of Proceeds.............................................47
         5.26     Transactions with Related Parties...........................47
         5.27     Mortgagee...................................................47
         5.28     No Amendment to Management Agreement........................48

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         5.29     Intellectual Property Collateral............................48
         5.30     Bickford's Transaction......................................49
         5.31     Cadmus Notes................................................49
         5.32     Bond Documents..............................................50
         5.33     Exhibits....................................................50

6.       DEFAULT..............................................................50

         6.1      Event of Default............................................50
         6.2      Effect of Event of Default; Remedies........................53

7.       ADDITIONAL PROVISIONS REGARDING COLLATERAL AND LENDER'S RIGHTS.......54

         7.1      Notice of Disposition of Collateral.........................54
         7.2      Application of Proceeds of Collateral.......................54
         7.3      Care of Collateral..........................................54
         7.4      Performance of Borrower's Obligations.......................54
         7.5      Lender's Rights.............................................55

8.       CONDITIONS PRECEDENT; DELIVERY OF DOCUMENTS AND OTHER MATTERS........55

         8.1      Conditions Precedent to Effectiveness of Agreement..........55
         8.2      Continuing Conditions Precedent to all Loans and Letters
                  of Credit; Certification....................................57
         8.3      Waiver......................................................58
         8.4      Bond Documents..............................................58

9.       INDEMNITY............................................................58

         9.1      Environmental, Safety and Health Indemnity..................58
         9.2      General Indemnity...........................................59
         9.3      Capital Adequacy............................................59

10.      ADDITIONAL PROVISIONS................................................60


11.      GENERAL..............................................................60

         11.1     Borrower Waiver.............................................60
         11.2     Power of Attorney...........................................60
         11.3     Expenses; Attorneys' Fees...................................61
         11.4     Lender Fees and Charges.....................................61
         11.5     Lawful Interest.............................................61
         11.6     No Waiver by Lender; Amendments.............................62
         11.7     Termination of Credit.......................................62
         11.8     Notices.....................................................62
         11.9     Assignments and Participations; Information.................63

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         11.10    Severability................................................63
         11.11    Successors..................................................63
         11.12    Construction; Governing Law.................................63
         11.13    CONSENT TO JURISDICTION.....................................63
         11.14    Subsidiary Reference........................................64
         11.15    WAIVER OF JURY TRIAL........................................64

12.      CROSS-GUARANTY.......................................................64

         12.1     Cross-Guaranty..............................................64
         12.2     Waivers by Borrowers........................................64
         12.3     Benefit of Guaranty.........................................65
         12.4     Subordination of Subrogation, Etc...........................65
         12.5     Election of Remedies........................................65
         12.6     Limitation..................................................65
         12.7     Contribution with Respect to Guaranty Obligations...........66
         12.8     Liability Cumulative........................................66

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                         LIST OF EXHIBITS AND SCHEDULES

                                    EXHIBITS:

Exhibit           A        Form of Insurance Endorsement (ss.5.6)
Exhibit           B        Form of Accountant's Letter (ss.5.1.1(a)(i))
Exhibit           C        Form of Borrowing Request



                                   Schedules:

Schedule          3.2      Depositary Accounts
Schedule          4.1      Borrower Trade Names, State of Incorporation &
                           Qualification
Schedule          4.5      Existing Defaults
Schedule          4.7      Insurance Summary
Schedule          4.8      Schedule of Litigation & Contingent Liabilities
Schedule          4.10     Schedule of Subsidiaries
Schedule          4.11     Schedule of Partnerships & Joint Ventures
Schedule          4.12     Schedule of Business & Collateral Locations
Schedule          4.13     Schedule of Real Property Descriptions and Owners
Schedule          4.15     Schedule of Leases
Schedule          4.16     Schedule of Intellectual Property
Schedule          4.18     Schedule of Labor Matters
Schedule          4.19     Schedule of Contingent Employee Benefit Plan
                           Liabilities
Schedule          4.21     Schedule of Noncompliance
Schedule          4.25     Schedule of Environmental Matters
Schedule          5.13     Schedule of Salaries of Employees or Officers of
                           Parent
Schedule          5.15     Schedule of Indebtedness
Schedule          5.16     Schedule of Liens
Schedule          5.18     Schedule of Investments

                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT


         THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of April 22, 2002 by and between BANK OF AMERICA, N.A., as successor by merger to Bank of America Illinois having its principal office at 231 South LaSalle Street, Chicago, Illinois 60697 ("Lender"), and ELXSI, a California corporation ("ELXSI"), BICKFORD'S HOLDINGS COMPANY, INC., a Delaware corporation ("Holdings"), and BICKFORD'S FAMILY RESTAURANTS, INC., a Delaware corporation ("Bickford's") (ELXSI, Holdings and Bickford's are individually and collectively referred to herein as "Borrower").

                              W I T N E S S E T H:

         WHEREAS, ELXSI and Lender (formerly Continental Bank N.A.) previously entered into that certain Loan and Security Agreement dated as of July 1, 1991 (as previously amended, the "Original Loan Agreement") whereunder Lender agreed to extend loans and other financial accommodations from time to time to ELXSI;

         WHEREAS, ELXSI and Lender also previously entered into that certain Amended and Restated Loan and Security Agreement dated as of October 30, 1992, as amended by the First Amendment to Amended and Restated Loan and Security Agreement dated as of February 4, 1993, the Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 6, 1994, the Third Amendment to Amended and Restated Loan and Security Agreement dated as of January 25, 1995, the Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of May 5, 1995 and the Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of July 3, 1995 (as so amended, the "First Restated Loan Agreement") whereunder ELXSI and Lender amended and restated the Original Loan Agreement;

         WHEREAS, ELXSI and Lender also previously entered into that certain Amended and Restated Loan and Security Agreement dated as of June 27, 1996 (the "Second Restated Loan Agreement") whereunder ELXSI and Lender amended and restated the First Restated Loan Agreement;

         WHEREAS, ELXSI and Lender subsequently entered into that certain Amended and Restated Loan and Security Agreement dated December 30, 1996, as amended by the First Amendment to Amended and Restated Loan and Security Agreement dated June 30, 1997, the Second Amendment to Amended and Restated Loan and Security Agreement dated as of September 27, 1997, the Third Amendment to Amended and Restated Loan and Security Agreement dated as of March 25, 1999, the Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of April 1, 1999, the Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of December 29, 2000, the Sixth Amendment to Amended and Restated Loan and Security Agreement dated as of May 15, 2001, the Seventh Amendment to Amended and Restated Loan and Security Agreement dated as of

August 23, 2001, and the Eighth Amendment to Amended and Restated Loan and Security Agreement dated as of November 14, 2001 (as so amended, the "Existing Loan Agreement").

         WHEREAS, Borrower and Lender now desire to amend and restate the Existing Loan Agreement to, among other things, set forth the terms and conditions under which Lender hereafter will continue to make Revolving Loans to or for the account of Borrower and to restate the Existing Loan Agreement to reflect the amendments thereto; and

         WHEREAS, this Agreement shall become effective upon the date (the "Restatement Date") on which, after it has been executed by Borrower and Lender, Borrower has satisfied all of the conditions precedent more particularly set forth in Section 8.1 but in the event such conditions have not been satisfied or waived on or before April 22, 2002, this Agreement (other than Section 2.08) shall be of no force or effect and the Existing Loan Agreement shall continue in full force and effect;

         NOW, THEREFORE, in consideration of any loan or advance or grant of credit (including any loan or advance or grant of credit by renewal or extension) hereafter made to Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Loan Agreement is hereby amended and restated in its entirety, and the parties agree, as follows:

1.       DEFINITIONS AND OTHER TERMS.

         1.1 Definitions. In addition to terms defined elsewhere in this Agreement or any Supplement, Schedule or Exhibit hereto, when used herein, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

                  "Account Debtor" means any Person who is or who may become obligated to any Borrower under, with respect to, or on account of, an Account Receivable, Contract Right, General Intangible or other Collateral or Third Party Collateral.

                  "Account Receivable" means any account of any Borrower and any other right of any Borrower to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

                  "Agreement" means this Amended and Restated Loan and Security Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

                  "Assignee Deposit Account" has the meaning ascribed to such term in Section 3.2(d).

                  "Attorneys' Fees" means the reasonable fees and charges of the attorneys (and all paralegals, secretaries, accountants and other staff employed by such attorneys) employed by Lender (including but not limited to attorneys and paralegals who are employees of Lender) from time to time (i) in connection with the negotiation, preparation, execution, delivery, administration and enforcement of this Agreement, any Related Agreement, any Supplemental Documentation and all other documents or instruments provided for herein or in any thereof or delivered or to be delivered hereunder or under any thereof or in connection herewith or with any thereof, (ii) to prepare documentation related to the Loans made and other Liabilities incurred hereunder, (iii) to prepare any amendment to or waiver under this Agreement or any Related Agreement, (iv) to represent Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding or to file a petition, complaint, answer, motion or other pleading, or to take any other action in or with respect to, any litigation, contest, dispute, suit or proceeding (whether instituted by Lender, any Borrower or any other Person and whether in bankruptcy or otherwise), in each case in any way or respect relating to the Collateral, any Third Party Collateral, this Agreement or any Related Agreement, or any Borrower's or any other Obligor's or any Subsidiary's affairs in connection therewith, (v) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral or any Third Party Collateral in accordance with the terms hereof or any Related Agreement or Supplemental Documentation, (vi) to attempt to enforce any security interest in any of the Collateral or any Third Party Collateral or to give any advice with respect to such enforcement and (vii) to enforce any of Lender's rights to collect any of the Liabilities.

                  "Bickford's Business" means the portion of Borrower's business conducted by Bickford's.

                  "Bickford's Subordinated Note" means, collectively, the Senior Subordinated Promissory Note, dated December 30, 2000, in the face principal amount of $20,000,000 and the 15% Subordinated Promissory Note, dated December 30, 2000, in the face principal amount of $25,000,000, each issued to ELXSI by Bickford's and as the same may be amended, supplemented or otherwise modified from time to time.

                  "Bonds" means the $2,500,000 Orange County Industrial Development Authority Development Revenue Bonds (ELXSI Project), Series 1997, as amended, supplemented or otherwise modified from time to time.

                  "Bondholder" means Bank of America, N.A., as holder of all of the Bonds.

                  "Bond Documents" means the Loan Agreement dated as of September 24, 1997 and other operative documents relating to the Bonds and to any letters of credit issued by Bank of America, N.A. in connection therewith, as amended, supplemented or otherwise modified from time to time.

                  "Borrower" is defined in the introduction of this Agreement.

                  "Borrowing Request" means a Borrowing Request in the form of Exhibit C hereto.

                  "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Chicago, Illinois.

                  "Capitalized Lease" means any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

                  "Collateral" has the meaning ascribed to such term in Section 3.1.

                  "Commercial Letter of Credit" means any Letter of Credit which is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of goods purchased by any Borrower in the ordinary course of any Borrower's business.

                  "Compensatory Amount" shall have the meaning ascribed thereto in Section 2.13 hereof.

                  "Computer Hardware and Software Collateral" means:

                  (a) all of each Borrower's: computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;

                  (b) all of each Borrower's: software programs (including both source code, object code and all related applications and data files), whether now owned, licensed or leased or hereafter acquired by each Borrower, designed for use on the computers and electronic data processing hardware described in clause (a) above;

                  (c) all firmware of each Borrower associated with the property described in clauses (a) and (b) of this definition;

                  (d) all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to the hardware, software and firmware described in the preceding clauses (a) through (c) of this definition; and

                  (e) all rights with respect to all of the foregoing, including without limitation, any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

                  "Contract Right" means any right of any Borrower to payment under a contract, which right is not yet earned by performance and not evidenced by an instrument or chattel paper.

                  "Copyright Collateral" means:

                  (a) all copyrights and all semi-conductor chip product mask works of each Borrower, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world including all of each Borrower's right, title and interest in and to all copyrights and mask works registered in the United States Copyright Office or anywhere else in the world and also including the copyrights and mask works referred to in Item A of
Schedule 4.16 hereto, and all applications for registration thereof, whether pending or in preparation, all copyright and mask work licenses, including each copyright and mask work license referred to in Item B of Schedule 4.16 hereto, the right to sue for past, present and future infringements of any thereof, all rights corresponding thereto throughout the world and all extensions and renewals of any thereof; and

                  (b) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

                  "Copyright Security Agreement" means the Copyright Security Agreement between ELXSI and Lender, which was executed in connection with the First Restated Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

                  "Credit" means the facilities established under this Agreement pursuant to which Lender will make the Term Loan and the Revolving Loans for the account of, any Borrower.

                  "Cues Business" means the portion of Borrower's business which is conducted by the Cues division of ELXSI.

                  "Default Rate" means, with respect to any Loan after any portion thereof is not paid when due, whether by acceleration or otherwise, a rate of interest per annum equal to two percent (2.0%) in excess of the rate then borne by Reference Rate Loans.

                  "Demand Deposit Account" has the meaning ascribed to such term in Section 2.2.

                  "Depositary Accounts" has the meaning ascribed to such term in
Section 3.2(d).

                  "Dollar" and the sign "$" mean lawful money of the United States of America.

                  "Environmental Laws" means the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the federal Toxic Substances Control Act, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree or other legal, judicial or regulatory requirement regulating, relating to, or imposing liability or standards of conduct (including, but not limited to, permit requirements and emission or effluent restrictions) concerning any Hazardous Materials or any hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant, whether solid, liquid or gas, in each case as from time to time in effect.

                  "Environmental Lien" means a Lien in favor of any governmental entity for (1) any liability under any Environmental Law or (2) damages arising from or costs incurred by such governmental entity in response to a spillage, disposal or release into the environment of any Hazardous Material or any hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant or other substance.

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                  "Equipment" means all equipment of any Borrower of every
description, including, without limitation, fixtures, furniture, vehicles and trade fixtures, together with any and all accessions, parts and equipment attached thereto or used in connection therewith, and any substitutions therefor and replacements thereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

                  "ERISA Affiliate" means any corporation, partnership, or other trade or business (whether or not incorporated) that is, along with any Borrower treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

                  "Eurodollar Rate" means, relative to the Interest Period for each Eurodollar Rate Loan comprising all or any part of the same advance, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 0.0625%) of the rates per annum at which Dollar deposits in immediately available funds are offered to Lender's Eurodollar Office in the interbank eurodollar market as at or about 10:00 a.m., Chicago time, two Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period, in an amount approximately equal or comparable to the amount of such advance and for a period equal to such Interest Period.

                  "Eurodollar Rate Loan" means a Loan bearing interest, at all times during the Interest Period applicable to such Loan, at a rate of interest determined by reference to the Eurodollar Rate.

                  "Event of Default" is defined in Section 6.1.

                  "Excess Cash Flow" means, for any period, an amount equal to
(a) the consolidated net income of each Borrower for such period after deduction of income tax expenses (excluding deferred income taxes) for such period, plus depreciation and amortization expenses (including, without limitation, amortization of intangible assets), to the extent the same are deducted from each Borrower's net revenues in determining each Borrower's net income for such period, less (b) the sum of (i) each Borrower's gross capital expenditures during such period, and (ii) any reductions of the Revolving Credit Amount pursuant to Section 2.1.4 or 2.1.5 during such period.

                  "Excluded Taxes" means taxes imposed on the net income of Lender or imposed on Lender by reason of Lender being engaged in a trade or business in the United States of America or having a fixed place of business therein.

                  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

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

                  "Fiscal Year" means any period of 12 consecutive calendar months ending on the 31st day of December. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2002) refer to the Fiscal Year ending on the 31st day of December occurring during such calendar year.

                  "Fixtures" means all fixtures of each Borrower of every description and all substitutions and replacements of any thereof.

                  "Funded Debt" means, as of any date of determination, all outstanding Indebtedness of each Borrower for borrowed money and other interest-bearing indebtedness, including current and long term indebtedness but other than indebtedness subordinated to the Liabilities on terms and conditions satisfactory to the Bank, and excluding intercompany debt.

                  "GAAP" means generally accepted accounting principles as in effect from time to time; provided that the financial tests set forth in Sections 4.1 through 4.4 of Supplement A shall at all times be calculated in accordance with generally accepted accounting principles as in effect on the Closing Date unless Borrower and Lender shall have agreed to modifications to such covenants to account for any changes in such principles after the date hereof.

                  "General Intangibles" means all of each Borrower's intangible personal property, including things in action, causes of action and all other personal property of each Borrower of every kind and nature (other than accounts, inventory, equipment, chattel paper, documents, instruments and money), including, without limitation, corporate or other business records, copyrights, patents, Trademark Collateral, Trade Secrets Collateral, inventions, designs, goodwill, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, security interests, security deposits or other security held by or granted to each Borrower to secure any payment from an Account Debtor, and any rights to indemnification.

                  "Hazardous Materials" means any toxic substance, hazardous substance, hazardous material, hazardous chemical or hazardous waste defined or qualifying as such in (or for the purposes of) any Environmental Law, or any pollutant or contaminant, and shall include, but not be limited to, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including, but not limited to, any source, special nuclear or by-product material as defined at 42 U.S.C.
section 2011 et seq., as amended or hereafter amended, polychlorinated biphenyls and asbestos in any form or condition.

                  "Indebtedness" of any Person means, without duplication, (i) any obligation of such Person for borrowed money, including, without limitation,
(a) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments and (b) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person, (ii) any obligation of such Person on account of deposits or advances, (iii) any obligation of such Person for the deferred purchase price of any property or services, except Trade Accounts Payable, (iv) any obligation of such Person as lessee under a Capitalized Lease and (v) any Indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person. For all purposes of this

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

Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer. Notwithstanding the foregoing, for purposes of computing each Borrower's compliance with Section 2.2 of Supplement A hereto, and for purposes of computing Funded Debt, there shall be excluded from the determination of "Indebtedness" all Indebtedness of each Borrower to Parent.

                  "Intellectual Property Collateral" means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

                  "Interest Period" means, relative to any current Eurodollar Rate Loan, the period from the date on which such Eurodollar Rate Loan was made or continued as, or converted into, a Eurodollar Rate Loan, and, unless the maturity of such Eurodollar Rate Loan is accelerated, the day which numerically corresponds to such date one, two or three months thereafter, as Borrower may have selected in its relevant notice.

                  "Interest Rate Margin" is defined in Section 2.4.1.

                  "Inventory" means any and all of the goods of each Borrower (including, without limitation, goods in transit) wheresoever located which are or may at any time be leased by each Borrower to a lessee, held for sale or lease, furnished under any contract of service by, or held as raw materials, work in process, or supplies or materials used or consumed in the business of, each Borrower or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, and all goods the sale or other disposition of which has given rise to an Account Receivable, Contract Right or General Intangible and which are returned to and/or repossessed and/or stopped in transit by Borrower or Lender or any agent or bailee of any of them, and all documents of title or other documents representing the same.

                  "Investment" of any Person means any investment, made in cash or by delivery of any kind of property or asset, in any other Person, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise.

                  "Investment Property" shall have the meaning ascribed thereto in Section 9-102 of the UCC in those jurisdictions in which such definition has been adopted and shall include, without limitation (i) all securities, whether certificated or uncertificated, including, without limitation, stocks, bonds, interests in limited liability companies, partnership interests, treasury securities, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of each Borrower, including without limitation, the rights of each Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts held by each Borrower; (iv) all commodity contracts held by each Borrower; and (v) all commodity accounts held by each Borrower.

                  "L/C Draft" means a draft drawn on Lender pursuant to a Letter of Credit.

                  "Lender" is defined in the introduction to this Agreement.

                  "Letter of Credit" means a letter of credit issued by Lender under the Existing Loan Agreement on the Application of Borrower.

                  "Letter of Credit Obligations" means at any time an amount equal to the sum of (i) the aggregate amount available to be drawn under outstanding Letters of Credit, plus (ii) all amounts drawn, but not yet reimbursed, under Letters of Credit, plus (iii) the aggregate outstanding face amount of all accepted but unpaid L/C Drafts.

                  "Liabilities" means all of the liabilities, obligations, reimbursement obligations in connection with any letter of credit and any indebtedness of any Borrower, any Subsidiary or any other Obligor to Lender of any kind or nature, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, and including but not limited to (i) any Borrower's obligations under any Note, (ii) each Borrower's obligations under this Agreement, (iii) interest, charges, expenses, Attorneys' Fees and other sums chargeable to any Borrower by Lender under this Agreement or any Related Agreement, (iv) the obligations of any Borrower, any Subsidiary or any other obligor under any Related Agreement, including obligations of performance, and (v) each Borrower's obligations with respect to any Letter of Credit or Application therefor. Liabilities shall also include any and all amendments (including any amendment and restatement), extensions or renewals of any of the foregoing.

                  "Lien" means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien, encumbrance or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capitalized Lease.

                  "Loan" means (i) the Term Loan made pursuant to Section 2.1.1 and (ii) the Revolving Loans made pursuant to Section 2.1.2 and (iii) any other loan or advance made to any Borrower by Lender under or pursuant to this Agreement.

                  "Loan Account" has the meaning ascribed to such term in
Section 2.3.

                  "Management Agreement" means the Management Agreement dated as of September 25, 1989, as amended, between ELXSI, as assignee of Parent, and Cadmus Corporation, a Massachusetts corporation ("Cadmus"), as assignee of Milley Management Incorporated (assignee of Winchester National, Inc. d/b/a Milley & Company), as further amended, supplemented or otherwise modified from time to time.

                  "Margin Stock" has the meaning ascribed to such term in Regulation U of the Federal Reserve Board or any regulation substituted therefor, as in effect from time to time.

                  "Mortgage" means any mortgage, deed of trust, leasehold mortgage, and/or assignment of leases and rents between any Borrower and Lender, which was executed in connection with the Original Loan Agreement or the Existing Loan Agreement.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of any Borrower, any other Obligor or any ERISA Affiliate, or to which any Borrower, any other Obligor or any ERISA Affiliate has contributed or is contributing.

                  "Net Worth" means at any time, the sum of the consolidated shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) of each Borrower calculated in accordance with GAAP.

                  "Note" means any promissory note of Borrower evidencing any loan or advance (including but not limited to any Term Loans and any Revolving Loans) made by Lender to Borrower and outstanding pursuant to this Agreement. Notwithstanding the terms and provisions of the Notes executed prior to the Restatement Date, on the Restatement Date, each of the Notes shall be deemed amended hereby to provide for a maturity date of January 1, 2003.

                  "Obligor" means each Borrower and each other Person who is or shall become primarily or secondarily liable on any of the Liabilities, or who grants to Lender a Lien on any property of such Person as security for any of the Liabilities.

                  "Occupational Safety and Health Law" means the federal Occupational Safety and Health Act of 1970 and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

                  "Original Loan Agreement" is defined in the Recitals to this Agreement.

                  "Parent" means ELXSI Corporation, a Delaware corporation and the owner of 100% of the issued and outstanding capital stock of ELXSI, and any successor thereto.

                  "Parent Pledge Agreement" means the Pledge Agreement between Parent and Lender, which was executed in connection with the Original Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

                  "Parent Securities" means any debt or equity securities of Parent and any warrants, options or other rights to acquire the same.

                  "Parent Subordination Agreement" means the Subordination Agreement between Parent, Lender and ELXSI, which was executed in connection with Original Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

                  "Participant" means any Person, now or at any time hereafter, participating with Lender in the Loans made to any Borrower pursuant to this Agreement or any Related Agreement.

                  "Patent Collateral" means all of the following property of any Borrower, whether presently existing or hereafter arising or acquired:

                  (a) all letters patent and applications for letters patent, including each letter patent and letter patent application referred to in Item A of Schedule 4.16 hereto;

                  (b) all patent licenses, including each patent license referred to in Item B of Schedule 4.16 hereto;

                  (c) all reissues, divisions, continuations, extensions, renewals and continuations-in-part of any of the items described in the foregoing clauses (a) and (b); and

                  (d) all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any letter patent or letter patent application, including any letter patent or letter patent application referred to in Item A of Schedule 4.16 hereto, and for any patent license, including any patent license referred to in Item B of
Schedule 4.16 hereto, and all corresponding rights throughout the world.

                  "Patent Security Agreement" means the Patent Security Agreement between ELXSI and Lender, which was executed in connection with the First Restated Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "Pension Plan" means a "pension plan," as such term is defined in Section 3(2) of ERISA, which is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and which is maintained by any Borrower, any other Obligor or any ERISA Affiliate or for which any of the foregoing may have any liability, including any liability by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA or having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the five years preceding the time of determination.

                  "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                  "Real Property" means each parcel of real property owned or leased by any Borrower identified on Schedule 4.13.

                  "Reference Rate" means the rate of interest publicly announced by the Lender as its prime rate. The prime rate is set by the Lender based on various factors, including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Lender may price loans to its customers at, above, or below the prime rate. Any change in the prime rate will take effect at the opening of business on the day specified in the public announcement of a change in the prime rate.

                  "Reference Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Reference Rate.

                  "Regulatory Change" means, relative to Lender:

                  (a) any change after the Restatement Date in (or the adoption, implementation, phase-in or commencement of effectiveness of) any applicable law, guideline or request (whether or not having the force of law); or

                  (b) any change after the Restatement Date in the application to Lender of any applicable law, guideline or request (whether or not having the force of law), including a determination by Lender to apply the requirements of changes to Regulations H and Y of the Federal Reserve. Board issued on January 19, 1989 and the regulations of the Comptroller of the Currency, 12 C.F.R. Part 3, Appendix A, issued on January 27, 1989 to its Loans hereunder.

                  "Related Agreement" means any agreement, instrument or document (including, without limitation, notes, guarantees, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements and trust account agreements) heretofore, now, or hereafter delivered to Lender with respect to or in connection with or pursuant to this Agreement or any of the Liabilities, and executed by or on behalf of any Borrower or any other Obligor.

                  "Related Party" means any Person (other than a Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, any Borrower, (ii) which beneficially owns or holds ten percent (10%) or more of the equity interest of any Borrower or (iii) ten percent (10%) or more of the equity interest of which is beneficially owned or held by any Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Reportable Event" means a "reportable event" as defined in ERISA, other than a reportable event not subject to the provision for 30-day notice to the PBGC under applicable regulations.

                  "Revolving Credit Amount" means, from and after the Restatement Date, $15,000,000 as adjusted after such date pursuant to this Agreement, including pursuant to Sections 2.1.4 and 2.1.5.

                  "Revolving Loan" is defined in Section 2.1.2.

                  "Revolving Loan Availability" means the Revolving Credit Amount minus the Letter of Credit Obligations.

                  "Standby Letter of Credit" means any Letter of Credit which is not a Commercial Letter of Credit.

                  "Subsidiary" means any Person of which or in which any Borrower and its other Subsidiaries own directly or indirectly 50% or more of
(i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity or (iii) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization. Unless otherwise indicated, the term "Subsidiary", refers to a Subsidiary of any Borrower.

                  "Supplemental Documentation" has the meaning ascribed to such term in Section 3.5.

                  "Taxes" with respect to any Person means taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets.

                  "Term Loan" is defined in Section 2.1.1.

                  "Term Loan Amount" means from and after the Restatement Date, $3,750,000.

                  "Termination Date" means January 1, 2003 or such later date as may be fixed pursuant to Section 11.7.

                  "Third Party Collateral" means any property of any Person other than Borrower which secures payment or performance of any Liabilities.

                  "Trade Accounts Payable" of any Person means trade accounts payable of such Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person's business.

                  "Trade Secret" has the meaning ascribed to that term in the definition of Trade Secrets Collateral.

                  "Trade Secrets Collateral" means common law and statutory trade secrets and all other confidential or proprietary or useful information and all know-how used in or contemplated at any time for use in the business of each Borrower (all of the foregoing being collectively called a "Trade Secret"), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying or incorporating such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

                  "Trademark" has the meaning ascribed to that term in the definition of Trademark Collateral.

                  "Trademark Collateral" means:

                  (a) all of each Borrower's trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature (all of the foregoing items in this clause (a) being collectively called a "Trademark"), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including each Trademark, Trademark registration, recording and application therefor referred to in Item A of Schedule 4.16 hereto;

                  (b) all Trademark licenses, including each Trademark license referred to in Item B of Schedule 4.16 hereto;

                  (c) all reissues, extensions or renewals of any of the items described in clauses (a) and (b);

                  (d) all of the goodwill of the business connected with the use of, and symbolized by, the items described in clauses (a) and (b); and

                  (e) all proceeds of, and rights associated with, the foregoing, including any claim by any Borrower against third parties for past, present or future infringement or dilution of any Trademark or Trademark registration, including any Trademark or Trademark registration referred to in Item A of Schedule 4.16 hereto, or Trademark license, including each Trademark license referred to in Item B of Schedule 4.16 hereto, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license.

                  "Trademark Security Agreement" means the Trademark Security Agreement between Borrower and Lender which was executed in connection with the Existing Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

                  "UCC" means the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, as in effect from time to time. References to sections of the UCC shall be construed to also refer to any successor sections.

                  "Unmatured Event of Default" means any event or condition which, with the lapse of time or giving of notice to Borrower or both, would constitute an Event of Default.

         1.2 Other Definitional Provisions. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP. Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in any Note or in any certificate or other document made or delivered pursuant hereto. Terms used and not defined in this Agreement which are defined in any Supplement or Exhibit hereto shall, unless the context otherwise indicates, have the meanings given them in such Supplement or Exhibit. Terms used and not defined in this Agreement in reference to the Lien granted hereunder, the Collateral or Third Party Collateral shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.

         1.3 Interpretation of Agreement. A reference to a Section, an Exhibit, a Supplement or a Schedule is, unless otherwise stated, a reference to a section hereof, an exhibit hereto or a schedule hereto, as the case may be. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. Reference to "this Agreement" shall include the provisions of Supplement A.

         1.4 Compliance with Financial Restrictions. Compliance with each of the financial ratios and restrictions contained in Section 5 or Supplement A shall, except to the extent otherwise provided herein, be determined in accordance with GAAP consistently followed.

         1.5 Effect of Restatement. This Agreement shall, except as otherwise expressly set forth herein, supersede the Existing Loan Agreement from and after the Restatement Date with respect to the transactions hereunder and with respect to the Loans outstanding under the Existing Loan Agreement as of Restatement Date. The parties hereto acknowledge and agree, however, that (i) this Agreement and all other Related Agreements executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Liabilities under the Existing Loan Agreement and the other Related Agreements as in effect prior to the Restatement Date, (ii) such Liabilities are in all respects continuing with only the terms being modified as provided in this Agreement and the other Related Agreements, (iii) the liens and security interests in favor of Lender securing payment of such Liabilities are in all respects continuing and in full force and effect with respect to all Liabilities and (iv) all references in the other Related Agreements to any loan or credit agreement executed by and between any of the Borrowers and Lender shall be deemed to refer without further amendment to this Agreement.

2.       LOANS; LETTERS OF CREDIT; OTHER MATTERS.

         2.1      Loans.

                  2.1.1 Term Loan. On the date hereof, the unpaid principal balance of the Term Loan is $3,750,000.00, after giving effect to payments made or to be made up to and including the Restatement Date. The Borrower shall make quarterly principal payments on the Term Loan in the amount of $250,000 each on the last day of each March, June, September and December hereafter. The Borrower shall make an additional principal payment of $1,000,000.00 on the Term Loan on or before August 31, 2002.

                  2.1.2    Revolving Loans.

                  (a) Subject to the terms and conditions of this Agreement and the Related Agreements, and in reliance upon the warranties of Borrower set forth herein and in the Related Agreements, Lender agrees to continue to make such loans or advances (individually each a "Revolving Loan" and collectively the "Revolving Loans") from time to time before the Termination Date to Borrower as Borrower may from time to time request; provided, however, that, except as provided in the proviso to Section 2.1.3, the aggregate principal amount of all Revolving Loans at any time outstanding shall not exceed the Revolving Loan Availability. Revolving Loans may be repaid and, subject to the terms and conditions hereof, reborrowed to but not including the Termination Date unless the Credit is otherwise terminated as provided in this Agreement. Borrower and Lender acknowledge the making of the Revolving Loans which are outstanding on the Restatement Date in accordance with the terms of the Existing Loan Agreement and agree that, from and after the Restatement Date, such Revolving Loans shall continue to be outstanding pursuant to the terms and conditions of this Agreement.

                  (b) All Revolving Loans hereunder shall be paid by Borrower on the Termination Date, unless payable sooner pursuant to the provisions of this Agreement, but may, at Borrower's election, be repaid in whole or in part at any time prior to such date without premium or penalty.

                  2.1.3 Maximum Outstanding Revolving Loans. Notwithstanding any other provision of this Agreement, the aggregate outstanding principal balance of the Revolving Loans shall not at any time exceed the Revolving Credit Amount as in effect at such time; provided, however, that the foregoing shall not limit the right of Lender to advance Revolving Loans to Borrower pursuant to the provisions of Section 3.2, 5.5, 5.6, 5.22, 7.4, 11.3 or 11.4 or any other provision of this Agreement or any Related Agreement that permits Lender to advance Revolving Loans to Borrower. If at any time the amount of Revolving Loans exceeds the Revolving Loan Availability, Borrower shall immediately upon demand repay such excess.

                  2.1.4    Mandatory Reductions.

                  (a) On the date of Borrower's receipt of proceeds from any loan permitted pursuant to Section 5.15(e), the Revolving Credit Amount shall be reduced by an amount equal to 100% of the net proceeds of such loan.

                  (b) On the date of Borrower's sale of any business location on the first page of Schedule 4.12 pursuant to the proviso in Section 5.12(b), the Revolving Credit Amount shall be reduced by an amount equal to 100% of the gross sales price for such business location (it being understood that if Borrower receives non-cash proceeds in connection with any such sale, the gross sales price for such sale shall be determined by Lender in good faith after consultation with Borrower).

                  (c) On each date of Borrower's payment of the proceeds of the Cadmus Notes to Lender, as provided in Section 5.31(b), the Revolving Credit Amount shall be reduced by an amount equal to 100% of the proceeds of such notes.

                  2.1.5 Voluntary Reductions. In addition to the mandatory reductions of the Revolving Credit Amount under Section 2.1.4 above, Borrower may voluntarily, at any time, on at least three (3) Business Days' prior written notice received by Lender, permanently reduce the Revolving Credit Amount; provided that Borrower may not at any time reduce the Revolving Credit Amount to an amount which is less than the then-outstanding principal balance of all Revolving Loans.

         2.2      Letters of Credit.

                  (a) No Letters of Credit shall be issued or amended after the Restatement Date. Borrower and Lender acknowledge that the following Letters of Credit are outstanding on the Restatement Date in accordance with the terms of the Existing Loan Agreement and agree that, from and after the Restatement Date, such Letters of Credit shall continue to be outstanding pursuant to the terms and conditions of this Agreement: (i) Letter of Credit No. 7322207 in the amount of $526,314.00, which matures on June 30, 2002 and (ii) Letter of Credit No. 7405732 in the amount of $1,050,000.00, which matures on July 1, 2002. Notwithstanding the foregoing, and provided no Event of Default has occurred,
(i) Lender agrees to extend the maturity dates of the aforementioned outstanding

Letters of Credit to June 30, 2003 and July 1, 2003, respectively, and (ii) prior to the Termination Date, Borrower may surrender and replace either Letter of Credit No. 7322207 or Letter of Credit No. 7405732 with a replacement letter of credit in an amount not to exceed the amount of the surrendered Letter of Credit and with a maturity date no later than the maturity date of the surrendered Letter of Credit (as the same may be extended as provided in Section 2.2(a)(i) above). Any replacement letter of credit issued pursuant to the foregoing shall constitute a "Letter of Credit" and be subject to all of the terms and provisions of this Agreement relating to Letters of Credit.

                  (b) Borrower agrees to pay Lender, on demand, Lender's standard administrative operating fees and charges in effect from time to time for administering any Letters of Credit. Borrower further agrees to pay Lender a commission (i) on each Standby Letter of Credit and related L/C Draft accepted by Lender but not yet paid equal to two and one-half percent (2.5%) per annum (calculated on the basis of a year consisting of 360 days and paid for actual days elapsed) on the aggregate daily average amount available to be drawn under such Standby Letter of Credit and aggregate unpaid amount under such L/C Drafts, payable quarterly in arrears, and (ii) on each Commercial Letter of Credit, and related L/C Draft accepted by Lender but not yet paid equal to two and one-half percent (2.5%) per annum (calculated on the basis of a year consisting of 360 days and paid for actual days elapsed) for the period from the date of issuance to the date of expiry, of the original face amount of such Commercial Letter of Credit payable upon the initial draw under, or acceptance of any L/C Draft with respect to, such Letter of Credit. Lender may provide for the payment of any fees, charges or commission due by advancing the amount thereof to borrower as a Revolving Loan.

                  (c) Borrower agrees to reimburse Lender, on demand, for each payment made by Lender under or pursuant to any Letter of Credit or L/C Draft. Borrower further agrees to pay to Lender, on demand, interest at the Default Rate applicable to Revolving Loans on any amount paid by Lender under or pursuant to any Letter of Credit or L/C Draft from the date of payment until the date of reimbursement to Lender. Lender may provide for the payment of any reimbursement obligations and any interest accrued thereon by advancing the amount thereof to Borrower as a Revolving Loan; provided, however, that, subject to the conditions precedent set forth in Section 8.2, if at the time Lender makes a payment under or pursuant to a Letter of Credit or L/C Draft the Revolving Loan Availability is at least equal to Borrower's reimbursement obligation with respect to such payment, Borrower hereby authorizes Lender, and Lender will, immediately and without any request by or notice to Borrower, provide for the payment of any reimbursement obligations due to Lender and any interest accrued thereon by making a Revolving Loan to Borrower in the amount thereof, which reimbursement obligation shall be thereupon satisfied to the extent of the Revolving Loan so made.

                  (d) Borrower's obligation to reimburse Lender for payments and disbursements made by Lender under any Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against Lender or any other Person. Borrower assumes all risks of the acts or omissions of the users of the Letters of Credit and all risks of the misuse of the Letters of Credit. Neither Lender nor any of its correspondents shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document specified in the Applications even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or any of the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of any L/C Draft to bear any reference or adequate reference to any Letter of Credit, or failure of anyone to note the amount of any draft on the reverse of any Letter of Credit or to surrender or to take up any Letter of Credit or to send forward any such document apart from drafts as required by the terms of any Letter of Credit, each of which provisions, if contained in the Letter of Credit itself, it is agreed, may be waived by Lender; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
(v) for any error, neglect, default, suspension or insolvency of any correspondents of Lender; (vi) for errors in translation or for errors in interpretation of technical terms; (vii) for any loss or delay, in the transmission or otherwise, of any such document or draft or of proceeds thereof; or (viii) for any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that Borrower shall have a claim against Lender, and Lender shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by Lender's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit. None of the above shall affect, impair or prevent the vesting of any of the rights or powers of Lender. Lender shall have the right to transmit the terms of any Letter of Credit without translating them.

                  (e) Notwithstanding anything to the contrary herein or in any Application, upon the occurrence and during the continuance of an Event of Default, an amount equal to the aggregate amount of the outstanding Letter of Credit Obligations shall, at Lender's option and without demand upon or further notice to Borrower, be deemed (as between Lender and Borrower) to have been paid or disbursed by Lender under the Letters of Credit and L/C Drafts accepted by Lender (notwithstanding that such amounts may not in fact have been so paid or disbursed), and a Revolving Loan to Borrower in the amount of such Letter of Credit Obligations to have been made and accepted, which Loan shall be immediately due and payable. In lieu of the foregoing, at the election of Lender at any time after an Event of Default has occurred and is continuing, Borrower shall, upon Lender's demand, deliver to Lender cash collateral equal to the aggregate Letter of Credit Obligations. Any such cash collateral and/or any amounts received by Lender in payment of the Loan made pursuant to this paragraph (e) shall be held by Lender in the Assignee Deposit Account or a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and shall be retained by Lender as collateral security in respect of, first, Borrower's Liabilities under or in connection with the Letters of Credit and L/C Drafts and, then, all other Liabilities. Such amounts shall not be used by Lender to pay any amounts drawn or paid under or pursuant to any Letter of Credit or L/C Draft, but may be applied to reimburse Lender for drawings or payments under or pursuant to Letters of Credit or L/C Drafts which Lender has paid, or if no such reimbursement is required, to payment of such other Liabilities as Lender shall determine. Any amounts remaining in any cash collateral account established pursuant to this paragraph (e) following payment in full of all Liabilities shall be returned to Borrower.

                  (f) In determining whether to make any payment under or pursuant to any Letter of Credit or any related L/C Draft, Lender shall have no obligation to Borrower or any other Person other than to confirm that any documents required to be delivered have been delivered and that such documents comply on their face with the requirements of such Letter of Credit. No action taken or omitted by Lender under or in connection with any Letter of Credit or L/C Draft, if taken or omitted in the absence of gross negligence or willful misconduct, shall put Lender under any resulting liability to Borrower.

         2.3 Loan Account; Demand Deposit Account. Lender shall establish or cause to be established on its books in Borrower's name one or more accounts (each a "Loan Account") to evidence Loans made to Borrower. Lender will credit or cause to be credited to a commercial account (a "Demand Deposit Account") maintained by Borrower at Lender's 231 South LaSalle Street, Chicago, Illinois office the amount of any sums advanced as Loans hereunder. Any amounts advanced as Loans hereunder which are credited to Borrower's Demand Deposit Account, together with any other amounts advanced to Borrower as a Loan pursuant to this Agreement, will be debited to the applicable Loan Account and result in an increase in the principal balance outstanding in such Loan Account in the amount thereof.

         2.4      Interest and Fees.

                  2.4.1 Interest. From and after the date hereof, Borrower shall not have the right to set interest for the Term Loan or any Revolving Loan based on the Eurodollar Rate, provided that interest at the Eurodollar Rate shall continue in effect for existing Interest Periods.

                  (a) From the date any Term Loan or any Revolving Loan is made, converted or continued on or after the date hereof to the date the principal amount of such loan is repaid in full, interest shall accrue on the outstanding principal amount of such Loan at a rate per annum determined as follows:

                           (i)      in the case of the Term Loan or any
                  Revolving Loan at a rate equal to the Reference Rate from time to time in effect, plus the Interest Rate Margin; and

                           (ii) in the case of an existing Term Loan or Revolving Loan that is a Eurodollar Rate Loan, through the Interest Period applicable thereto, at the current per annum Eurodollar Rate, plus a margin of 2.50% for Revolving Loans and 2.75% for Term Loans for such Interest Period.

                  (b) On the date hereof and until the Liabilities are indefeasibly paid in full, and notwithstanding any term or provision of the Loan Agreement to the contrary, the "Interest Rate Margin" for Term Loans and Revolving Loans shall be two percent (2%).

                  (c) If any Loan or portion thereof is not paid when due, whether by acceleration or otherwise, the entire unpaid principal amount of such Loan shall bear interest thereafter at the Default Rate until such amount is paid in full.

                  (d) Interest accrued on each Loan shall be payable, without duplication:

                           (i)      on the Termination Date;

                           (ii) On that portion of the outstanding principal amount thereof maintained as a Reference Rate Loan, on the first day of each month;

                           (iii) On that portion of the outstanding principal amount thereof currently maintained as a Eurodollar Rate Loan, on the last day of each quarter and at maturity; and

                           (iv)     upon acceleration of the Loans pursuant to
                  Section 6.2, immediately upon such acceleration.

                  (e) Whenever any payment shall otherwise be due on a day that is not a Business Day, such payment shall (except as otherwise required by clause (d) of the definition of the term "Interest Period" with respect to payments on Loans maintained as Eurodollar Rate Loans) be made on the next succeeding Business Day, and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

                  (f) All determinations by Lender of any rate of interest applicable to any Loan or other Liability shall be conclusive absent manifest error.

                  2.4.2 Nonuse Fee. Borrower agrees to pay to Lender a fee equal to one-quarter of one percent (.25%) per annum on the daily average amount by which the Revolving Credit Amount exceeds the sum of the outstanding principal balance of the Revolving Loans plus the Letter of Credit Obligations. The fee provided for in this Section 2.4.2 shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing March 31, 2001, and on the date the Credit terminates, in each case for the period then ended.

                  2.4.3 Method of Calculating Interest and Fees. Interest on the unpaid principal amount of each Loan shall accrue from and including the date such Loan is made to, but not including, the date such Loan is paid. Interest and fees shall be calculated on the basis of a year consisting of 360 days and paid for actual days elapsed.

                  2.4.4 Payment of Interest and Fees. Lender may continue to provide for the payment of any unpaid accrued interest and any fees by charging the Demand Deposit Account or any other bank account maintained by Borrower with Lender.

         2.5      Requests for Loans and Other Information.

                  (a) Borrower may make a request for a Loan hereunder by either (i) delivering or telecopying to Lender a Borrowing Request or (ii) giving telephonic notice thereof to Lender, promptly confirmed in writing by transmittal of a Borrowing Request to Lender at or before 12:00 noon, Chicago time on the Business Day that such Reference Rate Loan is to be made. Each Loan advance shall be in a minimum principal amount of $25,000 and an integral multiple of $5,000 in excess of that amount, except for Revolving Loans made pursuant to the provisions of Section 2.08, 3.2, 5.5, 5.6, 5.22, 7.4, 11.3 or
11.4 or any other provision of this Agreement or any Related Agreement that permits Lender to advance Revolving Loans to Borrower. Each request for a Loan advance shall constitute Borrower's representation and warranty to Lender that all of the applicable conditions contained in Section 8.2 have been met and will continue to be met after giving affect to that Revolving Loan advance.

                  (b) In the event that Borrower shall at any time make a request for a Loan hereunder, Borrower agrees to forthwith provide Lender with such information, at such frequency and in such format, as is reasonably required by Lender, such information to be as current as practicable as of the time of such request.

                  (c) Borrower shall provide Lender with documentation satisfactory to Lender indicating the names of those employees of Borrower authorized by Borrower to sign Borrowing Requests on behalf of Borrower and Borrower shall provide Lender with documentation satisfactory to Lender indicating the names of the employees of Borrower authorized by Borrower to make telephonic requests for Loans, and/or to authorize disbursement of the proceeds of Loans by wire transfer or otherwise, and Lender shall be entitled to rely upon such documentation until notified in writing by Borrower of any change(s) in the names of the employees so authorized. Lender shall be entitled to act on the instructions of anyone reasonably believed by Lender to be one of the persons authorized to request Loans or disbursements of Loan proceeds by telephone and Borrower shall (in the absence of Lender's gross negligence or willful misconduct) be bound thereby in the same manner as if the person were actually so authorized. Borrower agrees to indemnify and hold Lender harmless from any and all claims, damages, liabilities, losses, costs and expenses (including Attorneys' Fees) which may arise or be created by the acceptance of instructions for making or paying Loans by wire transfer or telephone (in the absence of Lender's gross negligence or willful misconduct).

         2.6 Notes. Except to the extent a Loan may, in Lender's sole and absolute discretion, be evidenced by a Note, all Loans and payments hereunder shall be recorded on Lender's books, which shall be rebuttable presumptive evidence of the amount of such Loans outstanding at any time hereunder. Lender will account monthly as to all Loans and payments hereunder and, absent demonstrable error, each monthly accounting will be fully binding on Borrower unless, within thirty (30) days of Borrower's receipt thereof, Borrower shall provide Lender with a specific listing of exceptions. Notwithstanding any term or condition of this Agreement to the contrary, however, the failure of Lender to record the date and amount of any Loan hereunder shall not limit or otherwise affect the obligation of Borrower to repay any such Loan.

         2.7 All Loans One Obligation. The Term Loan, Revolving Loans and all other Loans under this Agreement shall constitute one Loan, and all Indebtedness and other Liabilities of Borrower to Lender under this Agreement and any of the Related Agreements shall constitute one general obligation secured by Lender's Lien on all of the Collateral and Third Party Collateral and by all other Liens heretofore, now, or at any time hereafter granted by Borrower or any other Obligor to Lender. Borrower agrees that all of the rights of Lender set forth in this Agreement shall apply to any modification of or supplement to this Agreement, any Supplement or Exhibit hereto, and the Related Agreements, unless otherwise agreed in writing.

         2.8 Closing Fee. Borrower agrees to pay to Lender a closing fee of $50,000 on the Restatement Date. With Lender's consent, the amount of any closing fee due on the Restatement Date may be advanced to Borrower as a Revolving Loan.

         2.9      Making of Payments; Application of Collections; Charging of
Accounts.

                  (a) All payments hereunder shall be made without set-off or counterclaim and shall be made to Lender in immediately available funds (except as Lender may otherwise consent) prior to 12:30 p.m., Chicago time, on the date due at its office at 231 South LaSalle Street, Chicago, Illinois 60697, or at such other place as may be designated by Lender to Borrower in writing. Any payments received after such time shall be deemed received on the next Business Day. Whenever any payment to be made hereunder or under any Note or Related Agreement shall be stated to be due on a date other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the calculation of interest and any fees.

                  (b) Borrower authorizes Lender, and on each Business Day Lender will, subject to the provisions of this paragraph (b), apply any amounts received by Lender (whether deposited in the Assignee Deposit Account of Borrower or otherwise received by Lender) from the collection of items of payment and from proceeds of any Collateral or Third Party Collateral (whether received upon any sale or other distribution of Collateral or Third Party Collateral by Lender or otherwise), against the principal and/or interest of any Loans made hereunder and/or any other Liabilities, whether or not then due, in such order of application as Lender may determine, unless such payments or proceeds are, in Lender's sole and absolute discretion, released to Borrower; provided, however, that so long as no Event of Default exists, any such amounts received by Lender shall be applied as follows: first, to payment of amounts then due with respect to fees (including Attorneys' Fees), charges and expenses for which Borrower is liable pursuant to this Agreement and the Related Agreements; second, to payment of amounts then due with respect to interest on the Loans; third, to payment of amounts then due with respect to principal of the Loans; fourth, to prepayment of the Revolving Loans; fifth, to prepayment of the Term Loan; provided, further, that no checks, drafts or other instruments received by Lender shall constitute final payment to Lender unless and until such item of payment has actually been collected. All items or amounts which are delivered to Lender by or on behalf of Borrower or any Obligor or any Account Debtor on account of partial or full payment or otherwise as proceeds of any of the Collateral or Third Party Collateral (including any items or amounts which may have been deposited to the Assignee Deposit Account) may from time to time in Lender's sole and absolute discretion be released to Borrower or may be applied by Lender towards payment of the Liabilities, whether or not then due as provided in the preceding sentence. Notwithstanding anything to the contrary herein, (i) all cash, checks, instruments and other items of payment, for purposes of determining (x) the occurrence of an Event of Default and (y) whether, under Sections 2.1, there is availability for Loans shall be deemed received upon actual receipt by Lender, unless the same is subsequently dishonored for any reason whatsoever, and (ii) solely for purposes of interest calculation hereunder, all cash, checks, instruments and other items of payment shall be deemed to have been applied against the Liabilities on the first Business Day after receipt by Lender of available funds with respect thereto.

                  (c) Borrower hereby authorizes Lender to, and Lender may, in its sole and absolute discretion, charge to Borrower at any time when due all or any portion of any of the Liabilities (and interest, if any, thereon), including but not limited to any Attorneys' Fees and other costs and expenses of Lender for which Borrower or any other Obligor is liable pursuant to the terms of this Agreement or any Related Agreement, by charging Borrower's Demand Deposit Account or any other bank account of Borrower with Lender; provided, however, that the provisions of this Section 2.09(c) shall not affect Borrower's obligation to pay when due all amounts payable by Borrower or any other obligor under this Agreement, any Note or any Related Agreement, whether or not there are sufficient funds therefor in the Demand Deposit Account or any such other bank account of Borrower.

         2.10 Lender's Election Not to Enforce. Notwithstanding any term or condition of this Agreement to the contrary, Lender, in its sole and absolute discretion, at any time and from time to time, may suspend or refrain from enforcing any or all of the restrictions imposed in this Section 2, but no such suspension or failure to enforce shall impair any right or power of Lender under this Agreement, including, without limitation, any right of Lender to refrain from making a Loan if all conditions precedent to Lender's obligation to making such Loan have not been satisfied or issuing a Letter of Credit if all conditions precedent to Lender's obligation to making such Loan or issuing such Letter of Credit have not been satisfied.

         2.11 Reaffirmation. Each request for a Loan by Borrower pursuant to this Agreement shall constitute an automatic certification by Borrower to Lender that (i) all of the representations and warranties of Borrower and each other Obligor in this Agreement and each of the Related Agreements are true and correct on the date of such request to the same extent as if made on such date, except (x) to the extent any such representation or warranty relates solely to an earlier date (including the date hereof) and was true and correct on such earlier date and (y) for such changes as are the result of any act or omission specifically permitted hereunder (or under such Related Agreement) or otherwise expressly agreed to by Lender and (ii) immediately before and after making the requested Loan or issuing the requested Letter of Credit no Event of Default, or Unmatured Event of Default, then exists or would result therefrom.

         2.12 Setoff. In addition to and not in limitation of all other rights and remedies (including other rights of offset or banker's lien) that Lender or any other holder of any Note may have under applicable law, Lender or such other holder shall, at any time any Event of Default, or any Unmatured Event of Default under clause (e) of Section 6.1, exists, have the right to appropriate and apply to the payment of the Liabilities (whether or not then due), in such order of application as Lender or such other holder may elect, any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of Borrower then or thereafter with Lender or such other holder. Lender shall use reasonable efforts to give Borrower prompt notice of any appropriation and application pursuant to the preceding sentence (but failure to give such notice shall not impose any liability on Lender or relieve Borrower of any of its obligations).

         2.13 Increased Costs. If any Regulatory Change imposes, modifies or deems applicable any capital adequacy, capital maintenance or similar requirement (including a request or requirement which affects the manner in which Lender allocates capital resources to its commitments, including its commitments hereunder) and as a result thereof, in the reasonable opinion of Lender, the rate of return on Lender's capital as a consequence of its commitments or Loans, or the issuance any Letter of Credit hereunder, is reduced to a level below that which Lender could have achieved but for such circumstances, then and in each such case upon notice from time to time by Lender to Borrower, Borrower shall pay to Lender such additional amount or amounts as shall compensate Lender for such reduction in its rate of return (herein such additional amounts being collectively called a "Compensatory Amount") ; provided that (a) each Compensatory Amount shall be reduced to the extent, if any, that Lender increases the Reference Rate, or the Eurodollar Rate (Adjusted) is increased, in order to recover all or part of the increased costs which are imposed by such Regulatory Change and (b) in determining any increased expense, reduction in rate of return on capital or reduction in an amount received, Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts received or receivable relate to Lender's loans and commitments in general and are not specifically attributable to the Loans and the commitments hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made, and all Letters of Credit similar to Letters of Credit issued, by Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section 2.13. Such notice shall contain a statement of Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) which shall, in the absence of manifest error, be conclusive evidence of the matters stated therein and be binding upon Borrower.

         2.14 Eurodollar Rate Lending Unlawful. If, prior to the expiration of any current Interest Period, as the result of any Regulatory Change, Lender shall determine (which determination shall be conclusive and binding on Borrower) that it is unlawful for Lender to make, continue, or maintain any Loan as a Eurodollar Rate Loan, the obligations of Lender to make, continue, or maintain, as the case may be, any portion of the principal amount of any Loans as Eurodollar Rate Loans shall, upon such determination (and telephonic notice thereof confirmed in writing to Borrower), forthwith shall automatically be converted into Reference Rate Loans.

         2.15 Increased Eurodollar Rate Loan Costs, etc. Borrower agrees to reimburse Lender for any increase in the cost to Lender of making, continuing or maintaining (or of its obligation to make, continue or maintain) any portion of the principal amount of any of its Loans as, or of converting (or of its obligation to convert) any portion of the principal amount of any of its Loans into, Eurodollar Rate Loans and for any reduction in the amount of any sum receivable by Lender hereunder in respect of making, continuing or maintaining any portion of the principal amount of any of its Loans as, or converting any portion of the principal amount of any Loans into, Eurodollar Rate Loans, which increased cost or reduced amount (a) results from a Regulatory Change and (b) is not attributable to Excluded Taxes applicable to Lender, in each case imposed by the jurisdiction under the laws of which it is constituted or in which it is doing business or, a Tax of any jurisdiction imposed by withholding with respect to a payment hereunder. In any such event, Lender shall promptly notify Borrower thereof, stating the reasons therefor and the additional amount required fully to compensate Lender for such increased cost or reduced amount. Such additional amounts shall be payable in full on the earlier of each interest payment date occurring after they have accrued and on demand. A statement as to any such increased cost or reduced amount or any change therein (including calculations thereof in reasonable detail) shall be submitted by Lender to Borrower and shall, in the absence of manifest error, be conclusive and binding on Borrower; provided that Borrower shall not be liable in respect of any such increased cost or reduced amount as to which Lender became aware and failed to notify Borrower promptly if and to the extent that prompt notice could have avoided or materially lessened payment by Borrower hereunder.

         2.16 Funding Losses. In the event Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to make, continue, or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:

                  (a) repayment or prepayment of the principal amount of any Eurodollar Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto; or

                  (b) any conversion of all or any portion of the outstanding principal amount of any Eurodollar Rate Loans to Reference Rate Loans pursuant to Section 2.14 prior to the expiration of the Interest Period then applicable thereto;

         then, upon the request of Lender to Borrower, Borrower shall pay to Lender such amount as will (in the reasonable determination of Lender) reimburse Lender for such loss or expense. A statement as to any such loss or expense (including calculations thereof in reasonable detail) shall be submitted by Lender to Borrower and shall, in the absence of manifest error, be conclusive and binding on Borrower. Any payment required under this Section 2.16 shall not constitute a premium or penalty under any circumstances.

3.       COLLATERAL.

         3.1 Grant of Security Interest. As security for the payment of all Loans now or hereafter made by Lender to Borrower hereunder or under any Note, and as security for the payment or other satisfaction of all other Liabilities, Borrower hereby reaffirms its grant of a security interest under the Original Loan Agreement and in connection with the Existing Loan Agreement and further grants to Lender a security interest in and to the following property of each Borrower, whether now owned or existing, or hereafter acquired or coming into existence, wherever now or hereafter located (all such property is hereinafter referred to collectively as the "Collateral"):

                  (a)      Accounts Receivable;

                  (b)      Equipment and Fixtures;

                  (c)      Inventory;

                  (d)      General Intangibles;

                  (e)      Contract Rights and documents of title;

                  (f) All chattel paper and instruments evidencing, arising out of or relating to any obligation to any Borrower for goods sold or leased or services rendered, or otherwise arising out of or relating to any property described in clauses (a) through (e) above;

                  (g) Any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of or in the name of each Borrower now or hereafter with Lender and any and all property of every kind or description of or in the name of each Borrower now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, or standing to each Borrower's credit on the books of, Lender, any agent or bailee for Lender, or any Participant;

                  (h) All interest of each Borrower in any goods, the sale or lease of which shall have given or shall give rise to, and in all guaranties and other property securing the payment of or performance under, any Accounts Receivable, Contract Rights, General Intangibles or any chattel paper or instruments referred to in clause (f) above;

                  (i) Any and all other property of each Borrower, of any kind or description (including but not limited to real estate of Borrower), including, without limitation, any property of each Borrower subject to a separate mortgage, pledge or security interest in favor of Lender or in which Lender now or hereafter has or acquires a security interest securing any Liabilities pursuant to an agreement or instrument other than this Agreement;

                  (j)      All Intellectual Property Collateral;

                  (k)      All Investment Property;

                  (l) All of each Borrower's right, title and interest in and to all replacements, substitutions, additions or accessions to or for any of the foregoing;

                  (m) All of each Borrower's right, title and interest in and to all books, correspondence, credit files, records, invoices and other papers and documents, including, without limitation all tapes, cards, computer runs, computer programs and other papers and documents in the possession or control of any Borrower or any provider of computer services from time to time acting for any Borrower, and all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance; and

                  (n) All products and proceeds (including but not limited to any Accounts Receivable or other proceeds arising from the sale or other disposition of any Collateral, any returns of any Equipment or Inventory sold by any Borrower, and the proceeds of any insurance covering any of the Collateral) of any of the foregoing.

         3.2      Accounts Receivable and Cash.

                  (a) If requested by Lender, Borrower shall advise Lender promptly of any Inventory returned by or repossessed from any Account Debtor, or otherwise recovered, shall receive such Inventory in trust and, unless otherwise instructed to deliver such Inventory to Lender, shall resell it for Lender. If requested by Lender, Borrower shall notify Lender immediately of all disputes and claims by any Account Debtor and settle or adjust them at no expense to Lender. If Lender directs, no discount or credit allowance shall be granted thereafter by any Borrower to any Account Debtor. Any and all Account Debtor payments and all net amounts received by Lender in settlement, adjustment or liquidation of any Account Receivable may be applied by Lender to the Liabilities or credited to the Demand Deposit Account (subject to collection) with Lender, as Lender may deem appropriate, as more fully described in Section

2.09. If requested by Lender, Borrower will make proper entries in its books and records disclosing the assignment of Accounts Receivable to Lender.

                  (b) Each Borrower warrants that: (i) to the best of each Borrower's knowledge all of the Accounts Receivable are and will continue to be bona fide existing obligations created by the sale of goods, the rendering of services, or the furnishing of other good and sufficient consideration to Account Debtors in the regular course of business and (ii) to the best of each Borrower's knowledge, all shipping or delivery receipts and other documents furnished or to be furnished to Lender in connection therewith are and will be genuine.

                  (c) Lender is authorized and empowered (which authorization and power, being coupled with an interest, is irrevocable until the last to occur of termination of this Agreement and payment and performance in full of all of the Liabilities under this Agreement) at any time in its sole and absolute discretion:

                           (i) To request, in Lender's name, any Borrower's name or the name of a third party, confirmation from any Account Debtor or party obligated under or with respect to any Collateral of the amount shown by the Accounts Receivable or other Collateral to be payable, or any other matter stated therein;

                           (ii) To endorse in any Borrower's name and to collect any chattel paper, checks, notes, drafts, instruments or other items of payment tendered to or received by Lender in payment of any Account Receivable or other obligation owing to any Borrower;

                           (iii) To notify, either in Lender's name or any Borrower's name, and/or to require each Borrower to notify, any Account Debtor or other Person obligated under or in respect of any Collateral, of the fact of Lender's Lien thereon and of the collateral assignment thereof to Lender;

                           (iv) To direct, either in Lender's name or any Borrower's name, and/or to require each Borrower to direct, any Account Debtor or other Person obligated under or in respect of any Collateral to make payment directly to Lender of any amounts due or to become due thereunder or with respect thereto; and

                           (v)      After the occurrence and during the
                  continuance of an Event of Default, to demand, collect, surrender, release or exchange all or any part of any Collateral or any amounts due thereunder or with respect thereto, or compromise or extend or renew for any period (whether or not longer than the initial period) any and all sums which are now or may hereafter become due or owing upon or with respect to any of the Collateral, or enforce, by suit or otherwise, payment or performance of any of the Collateral either in Lender's own name or in the name of any Borrower.

                  Under no circumstances shall Lender be under any duty to act in regard to any of the foregoing matters. The costs relating to any of the foregoing matters, including Attorneys' Fees and out-of-pocket expenses, and the cost of any Assignee Deposit Account or other bank account or accounts which may be required hereunder, shall be borne solely by Borrower whether the same are incurred by Lender or Borrower, and Lender may advance same to Borrower as a Revolving Loan.

                  (d) Borrower may maintain at the institutions described in Schedule 3.2 (and such other institutions which Borrower shall have notified Lender of in writing from time to time for this purpose) accounts ("Depositary Accounts") for the deposits of revenues from the operation of the Bickford's Business; provided that Borrower shall on a daily basis cause funds to be transferred from such Depositary Accounts to a special bank account (the "Assignee Deposit Account") with Lender (or such other financial institution as Lender shall consent) over which Lender alone has the power of withdrawal, to the extent necessary to cause the aggregate funds on deposit for any restaurant of any Borrower not to exceed $3,000.

                  (e) Each Borrower shall, forthwith upon receipt by each Borrower of all checks, drafts, cash and other remittances in payment of or as proceeds of, or on account of, any of the Accounts Receivable or other Collateral derived from the Cues Business, to deposit the same in the Assignee Deposit Account. Each Borrower shall, to the extent required by Lender, designate with each such deposit the particular Account Receivable or other item of Collateral upon which such remittance was made.

                  (f) Borrower acknowledges that the maintenance of the Assignee Deposit Account is solely for the convenience of Lender in facilitating its own operations and Borrower does not and shall not have any right, title or interest in the Assignee Deposit Account or in the amounts at any time appearing to the credit thereof (it being understood that so long as no Event of Default exists Lender shall be required to apply such amounts as provided in the first proviso to Section 2.09(b)). Upon the full and final liquidation of all Liabilities, Lender will pay over to Borrower any excess amounts received by Lender as payment or proceeds of Collateral, whether received by Lender as a deposit in the Assignee Deposit Account or received by Lender as a direct payment on any of the sums due hereunder.

                  (g) Borrower appoints Lender, or any Person whom Lender may from time to time designate, as Borrower's attorney and agent-in-fact with power: (i) to open an escrow account or Assignee Deposit Account under Lender's sole control for the collection of Accounts Receivable or other Collateral, if not required contemporaneously with the execution hereof, and (ii) to do all other things which Lender is permitted to do under this Agreement or any Related Agreement. Neither Lender nor any of its directors, officers, employees or agents will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law, unless the same shall have resulted from gross negligence or willful misconduct. The foregoing appointment and power, being coupled with an interest, is irrevocable until all Liabilities under this Agreement are paid and performed in full and this Agreement is terminated. Except as otherwise expressly provided herein, Borrower expressly waives presentment, demand, notice of dishonor and protest of all instruments and any other notice to which it might otherwise be entitled.

                  (h) If any Account Receivable, Contract Right or General Intangible arises out of a contract with the United States of America or any department, agency, or instrumentality thereof, Borrower will immediately notify Lender in writing and, if Lender so requests, Borrower will promptly execute any instruments and take any steps reasonably required by Lender in order that all monies due and to become due under such contract shall be assigned to Lender and notice thereof given to the government under the Federal Assignment of Claims Act of 1940, as amended, or other applicable laws or regulations.

                  (i) If any Account Receivable or Contract Right is evidenced by chattel paper or promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will, unless (i) deposited in a Depositary Account, the Assignee Deposit Account or any other bank account of Borrower with Lender or (ii) Lender shall otherwise agree, deliver the originals of same to Lender, appropriately endorsed to Lender's order and, regardless of the form of such endorsement, Borrower hereby expressly waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

         3.3      Inventory.

                  (a) Unless Lender shall otherwise agree, if Borrower sells Inventory related to the Cues Business for cash, all full and partial payments therefor shall be immediately (and, in any event, not later than the end of the day received) delivered by Borrower to Lender in their original form for deposit in the Assignee Deposit Account or for other application to reduction of the Liabilities, in either case in accordance with Section 2.09. Pending such delivery, all such cash shall be held by Borrower in trust for Lender.

                  (b) Lender shall not be liable or responsible in any way for the safekeeping of any Inventory delivered to it, to any bailee appointed by or for it, to any warehouseman, or under any other circumstances. Lender shall not be responsible for collection of any proceeds or for losses in collected proceeds held by Borrower in trust for Lender. Any and all risk of loss for any or all of the foregoing shall be upon Borrower, except (notwithstanding any other provision of this Section 3.3 to the contrary) for such loss as shall result from Lender's gross negligence or willful misconduct.

                  (c) If requested by Lender, Borrower shall, upon acquiring an interest in any Inventory related to the Cues Business, deliver to Lender a description of such Inventory, together with such supplier's invoices, warranties, production, cost and other records as Lender may request. If requested by Lender, Borrower shall deliver to Lender schedules of the sale of any Inventory related to the Cues Business immediately upon its sale. Any material change in the value or condition of any Inventory related to the Cues Business, and any errors discovered in any schedule or description delivered to Lender, shall be reported to Lender immediately. Borrower confirms that the warranties and representations in this Agreement shall apply to each schedule. Borrower represents and warrants that, as to each schedule and description of Inventory delivered to Lender:

                           (i) The descriptions, origins, sizes, qualities, quantities, weights, and markings of all goods stated thereon, or on any attachment thereto, are true and correct in all material respects;

                           (ii) None of the goods are defective, of second quality, used, or goods returned after shipment, except where described as such; and

                           (iii) All Inventory not included on such schedule or description has been previously scheduled or described.

                  (d) If requested by Lender, Borrower will notify Lender immediately if Borrower obtains possession (by return, repossession or otherwise) of any Inventory related to the Cues Business which has been sold, and will inform Lender of the identity of the returned or repossessed Inventory, the applicable Amount Debtor and the amount of the applicable Account Receivable.

         3.4      Equipment.

                  (a) Borrower shall at all times keep, and cause each Subsidiary to keep, its Equipment in good operating condition and repair, ordinary wear and tear excepted, and neither Borrower nor any Subsidiary shall, without the prior written consent of Lender, sell, lease, or otherwise dispose of any Equipment, or any part thereof or interest therein; provided, however, that without Lender's consent Borrower may dispose of obsolete or unuseful Equipment provided all Equipment disposed of in any Fiscal Year has an aggregate market value of $50,000 or less.

                  (b) In the event any Equipment (other than pursuant to Section 2.1.4(c) with respect to sales of Equipment in connection with the sale of a business location) is sold, transferred or otherwise disposed of by any Borrower or any Subsidiary, unless Lender shall agree otherwise, such Borrower or the applicable Subsidiary shall deliver all of the proceeds of such sale, transfer or disposition to Lender, which proceeds shall be deposited in the Assignee Deposit Account or otherwise applied to the repayment of the Liabilities, in either case in accordance with Section 2.09.

                  (c) Borrower will, upon request of Lender, submit to Lender a current listing of all Equipment of each Borrower and its Subsidiaries, which listing shall indicate the type, model, serial number and location of such Equipment.

         3.5 Supplemental Documentation. At Lender's request, Borrower shall execute and/or deliver to Lender, at any time or times hereafter, such agreements, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of Accounts Receivable, schedules of Accounts Receivable assigned, and other written matter necessary or reasonably requested by Lender to perfect and maintain perfected Lender's security interest in the Collateral (all the above hereinafter referred to as "Supplemental Documentation"), in form and substance reasonably acceptable to Lender, and pay all taxes, fees and other costs and expenses associated with any recording or filing of the Supplemental Documentation. Borrower hereby irrevocably makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower's true and lawful attorney (and agent-in-fact) (which appointment and power, being coupled with an interest, is irrevocable until the last to occur of termination of this Agreement and payment and performance in full of all of the Liabilities under this Agreement) to sign the name of Borrower on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as Lender, in its sole and absolute discretion, may elect. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

         3.6 Releases of Certain Collateral. Lender agrees that, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Lender will, concurrently with any reduction in the Revolving Credit Amount pursuant to clause (c) of Section 2.1.4, subordinate (or, if requested by Borrower after Borrower has made reasonable efforts to obtain consent to a subordination, release) its interest in the Real Estate (and any related fixtures) and proceeds thereof that constitute the security for the making of the loan giving rise to such reduction.

4.       REPRESENTATIONS AND WARRANTIES.

         To induce Lender to make Loans to Borrower under this Agreement, Borrower makes the following representations and warranties, all of which shall be true and correct as of the Restatement Date and shall survive the execution of this Agreement and the Restatement Date, provided that any representation or warranty made by Borrower under the Original Loan Agreement or the Existing Loan Agreement shall survive the execution and delivery of this Agreement:

         4.1 Organization. Borrower and all of its corporate Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective incorporation. All of Borrower's other Subsidiaries, if any, are entities duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organization. Borrower and all of its Subsidiaries are in good standing and are duly qualified to do business in each jurisdiction where (x) because of the nature of their respective activities or properties, such qualification is required and (y) the failure to be so qualified would have a material adverse effect on the financial condition or operations of Borrower or of Borrower and the Subsidiaries taken as a whole. Except as set forth in Schedule 4.1, on the Restatement Date, Borrower and each Subsidiary conducts business in its own name exclusively. Schedule 4.1 sets forth a complete and accurate list, as of the Restatement Date, of (a) the state or other jurisdiction of formation of Borrower, (b) each state in which Borrower is qualified to do business and (c) all of Borrower's trade names, trade styles and doing business forms.

         4.2 Authorization. Each of Borrower and any other Obligor a party thereto is duly authorized to execute and deliver this Agreement, any Notes, and any Related Agreements or Supplemental Documentation contemplated by this Agreement. Borrower is and will continue to be duly authorized to borrow monies hereunder. Each of Borrower and each other Obligor a party thereto is duly authorized to perform its obligations under this Agreement, any Notes and any such Related Agreements and Supplemental Documentation. The execution, delivery and performance by each of Borrower and any other Obligor a party thereto of this Agreement, any Notes, and any Related Agreements or Supplemental Documentation contemplated by this Agreement, and the borrowings hereunder, do not and will not require any consent or approval of any governmental agency or authority.

         4.3 No Conflicts. The execution, delivery and performance by Borrower and any other Obligor a party thereto of this Agreement, any Notes, and any Related Agreements or Supplemental Documentation contemplated by this Agreement do not and will not conflict with (i) any provision of law, (ii) the charter or by-laws of Borrower or any such Obligor, (iii) any agreement binding upon Borrower or any such Obligor or (iv) any court or administrative order or decree applicable to Borrower or any such Obligor, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of Borrower or any of its Subsidiaries or any such Obligor except as provided herein.

         4.4 Validity and Binding Effect. This Agreement, any Notes, and any Related Agreements or Supplemental Documentation contemplated by this Agreement are or, when duly executed and delivered, will be legal, valid and binding obligations of Borrower and any other Obligor a party thereto, enforceable against Borrower and any such other Obligor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

         4.5 No Default. Except as set forth in Schedule 4.5, neither Borrower nor any of its Subsidiaries is in default under any agreement or instrument to which Borrower or any Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which default might materially and adversely affect (i) Lender's Lien on or rights with respect to any material Collateral or Third Party Collateral or (ii) the financial condition or operations of Borrower or Borrower and its Subsidiaries taken as a whole. No Event of Default or Unmatured Event of Default has occurred and is continuing.

         4.6 Financial Statements. The unaudited financial statements required by Section 5.1.1(b), as at November 30, 2001, copies of which have been furnished to Lender, have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding period and present fairly the financial condition of Parent or Borrower, as applicable, and their respective Subsidiaries as at such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments. Since November 30, 2001, there has been no material adverse change in the financial condition of Parent, Borrower, any Subsidiary or Parent, Borrower and their respective Subsidiaries taken as a whole.

         4.7 Insurance. Schedule 4.7 hereto is a complete and accurate summary of the property and casualty insurance program carried by Borrower and its Subsidiaries on the Restatement Date. Schedule 4.7 includes the insurer's(s') name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurer(s), exclusions, deductibles and self-insured retention and describes in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by Borrower or any Subsidiary or imposed upon Borrower or any Subsidiary by any such insurer, all as of the Restatement Date. This summary also includes any self-insurance program that is in effect.

         4.8      Litigation; Contingent Liabilities.

                  (a) Except for those referred to in Schedule 4.8 (or otherwise disclosed to Lender pursuant to Section 5.2), no claims, litigation, arbitration proceedings or governmental proceedings are pending or threatened against or are affecting Borrower or any Subsidiary, the results of which might materially and adversely affect (i) the financial condition or operations of

Borrower or Borrower and its Subsidiaries taken as a whole or (ii) Lender's interest in or Lien on any material Collateral or Third Party Collateral.

                  (b) Other than any liability incident to the claims, litigation or proceedings disclosed in Schedule 4.8, Schedule 4.19 or Schedule
4.25 (or otherwise disclosed to Lender pursuant to Section 5.2), or provided for or disclosed in the financial statements referred to in Section 4.6, neither Borrower nor any of its Subsidiaries has any contingent liabilities which are material to Borrower or Borrower and its Subsidiaries taken as a whole.

         4.9 Liens. None of the Collateral or other property, revenues or assets of any Borrower or any Subsidiary is subject to any Lien (including but not limited to Liens pursuant to Capitalized Leases under which Borrower or any Subsidiary is a lessee) except Liens permitted by Section 5.16.

         4.10 Subsidiaries. Borrower has no Subsidiaries except for Cues B.V., Knopofex Ltd. and those listed on Schedule 4.10, of which (in each case) it owns 100% of the issued and outstanding capital stock.

         4.11 Partnership; Joint Ventures. Neither Borrower nor any of its Subsidiaries is a partner or joint venturer in any partnership or joint venture other than the partnerships and joint ventures listed on Schedule 4.11. Schedule
4.11 sets forth, for each such partnership or joint venture, a complete and accurate statement of (a) Borrower's and each Subsidiary's percentage ownership of each such partnership or joint venture, (b) the state or other jurisdiction of formation or incorporation, as appropriate, of each such partnership or joint venture, (c) each state in which each such partnership or joint venture is qualified to do business on the Restatement Date and (d) all of each such partnership's or joint venture's trade names, trade styles or doing business forms on the Restatement Date.

         4.12     Business and Collateral Locations.

                  (a) On the Restatement Date, (x) the office where Borrower keeps Borrower's books and records concerning Borrower's Accounts Receivable and other Collateral is located at 1330 Soldier's Field Road, Boston, Massachusetts 02135 and 3600 Rio Vista Avenue, Orlando, Florida 32805 and (y) Borrower's chief place of business and chief executive office is located at the address of Borrower set forth on the signature pages of this Agreement. Schedule
4.12 contains a complete and accurate list, as of the Restatement Date, of (i) all of Borrower's places of business other than those referred to in the first sentence of this paragraph (a) and (ii) all locations and places of business of each Subsidiary. On the Restatement Date, the names of any landlords, over landlords and/or mortgagees of any such locations (including the locations referred to in the first sentence of this paragraph (a)), are identified in
Schedule 4.12.

                  (b) Schedule 4.12 contains a complete and accurate list, as of the Restatement Date, of (i) the locations of all of Borrower's Inventory, Equipment and Fixtures, (ii) if applicable, the locations of all tangible Third Party Collateral (except any part thereof which prior to the execution of this Agreement Borrower shall have advised Lender in writing consists of Collateral or Third Party Collateral, as applicable, normally used in more than one state) and (iii) if any Inventory, Equipment or other Collateral or any Third Party

Collateral is not in the possession or control of Borrower or the owner of such Third Party Collateral, the name and mailing address of each bailee, processor, warehouseman or other Person in possession or control thereof.

         4.13 Real Property. Schedule 4.13 contains a complete and accurate list, as of the Restatement Date, of (a) the address and legal descriptions of any real property owned by Borrower or any Subsidiary or on which any Fixtures are located and (b) in the case of Fixtures located on property not owned by Borrower or any Subsidiary, the name(s) and mailing addresses of the record owners of such property.

         4.14 Related Agreements. All representations and warranties of Borrower contained in any Related Agreements are true and correct as if made on the Restatement Date (except (x) to the extent any such representation or warranty relates solely to an earlier date and was true and correct on such earlier date (including the date thereof) and (y) for such changes as are the result of any act or omission specifically permitted hereunder or under such Related Agreement or otherwise expressly permitted by Lender) and Borrower hereby adopts and affirms all such representations and warranties which Borrower agrees shall be incorporated by reference herein and made a part hereof.

         4.15 Control of Collateral; Lease of Property. Borrower is not now conducting, or permitting or suffering to be conducted, any activities pursuant to or in conjunction with which any of the Collateral is now, or will be (while any Liabilities exist or this Agreement is in effect), in the possession of any Subsidiary or Obligor (other than Borrower). Except for Capitalized Leases included on Schedule 5.15, Schedule 4.15 contains a complete and accurate list as of the Restatement Date of (a) all leases under which Borrower or a Subsidiary is the lessee covering any machinery, equipment or real property used by Borrower or any Subsidiary and (b) the name and mailing address of each lessor or owner of such machinery, equipment or real property.

         4.16 Intellectual Property; Licenses. Borrower and each of its Subsidiaries possesses adequate Intellectual Property Collateral to continue to conduct its respective business as heretofore conducted by it, and all such Intellectual Property Collateral existing on the Restatement Date (together with, in the case of patents, Trademarks and copyrights, the date of issuance thereof) are listed on Schedule 4.16. With respect to all Intellectual Property Collateral which is not of negligible economic value and is necessary to the continued operation of Borrower's business:

                  (a) it is valid and enforceable, is subsisting, and has not been adjudged invalid or unenforceable, in whole or in part;

                  (b) Borrower has made all necessary filings and recordations to protect its interest therein, including, without limitation, recordations of all of its interest in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office and in corresponding offices throughout the world and its claims to the Copyright Collateral in the United States Copyright Office and in corresponding offices throughout the world;

                  (c) Borrower is the exclusive owner of the entire and unencumbered right, title and interest therein and thereto and no claim has been made that the use of any Intellectual Property Collateral does or may violate the asserted rights of any third party; and

                  (d) Borrower has performed and will continue to perform all acts and has paid and will continue to pay all required fees and taxes to maintain each and every item of Intellectual Property Collateral in full force and effect throughout the world, as applicable.

Borrower owns directly or is entitled to use, by license or otherwise, all patents, Trademarks, Trade Secrets, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, necessary for or of importance to the conduct of Borrower's business.

         4.17 Solvency. As of the Restatement Date, and at all times thereafter, Borrower and each of its Subsidiaries has capital sufficient to carry on its respective business and transactions and all business and transactions in which it is about to engage, and is now solvent and able to pay its respective debts as they mature, and Borrower and each of its Subsidiaries now owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay Borrower's or such Subsidiary's debts.

         4.18 Contracts; Labor Matters. Except as disclosed on Schedule 4.18: (a) neither Borrower nor any Subsidiary is a party to any contract or agreement, or is subject to any charge, corporate restriction, judgment, decree or order, which materially and adversely affects its business, property, assets, operations or condition, financial or otherwise; (b) no labor contract to which Borrower or any Subsidiary is a party or is otherwise subject is scheduled to expire prior to the initial Termination Date; (c) neither Borrower nor any Subsidiary has, within the two-year period preceding the Restatement Date, taken any action which would have constituted or resulted in a "plant closing" or "mass layoff", within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law; and (d) on the Restatement Date (i) neither Borrower nor any Subsidiary is a party to any labor dispute and (ii) there are no strikes or walkouts relating to any labor contracts to which Borrower or any Subsidiary is a party or is otherwise subject.

         4.19 Pension and Welfare Plans. Each Pension Plan complies in all material respects with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred with respect to any Pension Plan; neither Borrower nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 or 4205 of ERISA, respectively, which resulted in a withdrawal liability that has not been satisfied or which could result in a withdrawal liability for the Borrower or any ERISA Affiliate in excess of, for all such withdrawals, $25,000; no steps have been instituted to terminate any Pension Plan (other than in connection with a termination that qualifies under Section 4041(b) of ERISA); no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan which could result in the incurrence by Borrower, any other Obligor or any ERISA Affiliate of any material liability, fine or penalty; and neither Borrower nor any other Obligor nor any ERISA Affiliate is a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA of a

"single-employer plan" as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors, at least two of whom are not under common control. Except as listed in Schedule 4.19, neither Borrower nor any Subsidiary nor any other Obligor has any contingent liability with respect to any "employee welfare benefit plans," as such term is defined in Section 3(1) of ERISA, which covers retired or terminated employees and their beneficiaries, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

         4.20 Regulation U. Borrower is not engaged in the business of purchasing or selling Margin Stock or extending credit to others for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any Margin Stock or for any other purpose which would violate any of the margin regulations of the Federal Reserve Board.

         4.21 Compliance. Except as described on Schedule 4.21 or Schedule 4.25, Borrower and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.

         4.22 Taxes. Each of Borrower and its Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained.

Borrower is not aware of any proposed assessment against Borrower or any of its Subsidiaries for additional Taxes (or any basis for any such assessment) which might be material to Borrower and its Subsidiaries taken as a whole.

         4.23 Investment Company Act Representation. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.24 Public Utility Holding Company Act Representation. Borrower is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.25 Environmental, Safety and Health Matters. Except as disclosed on Schedule 4.25, as of the Restatement Date Borrower and each of its Subsidiaries and each property, operation and facility that Borrower or any Subsidiary may own, operate or control (i) complies in all respects with (A) all applicable Environmental Laws and (B) all applicable Occupational Safety and Health Laws; (ii) is not subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and Health Law; (iii) has not received any notice or inquiry (A) that it may be in violation of any Environmental Law or Occupational Safety and Health Law, (B) threatening the commencement of any proceeding relating to allegedly unlawful, unsafe or unhealthy conditions or (C) alleging that it is or may be responsible for any response, cleanup or corrective action, including but not limited to any remedial investigation/feasibility studies, under any Environmental Law or Occupational Safety and Health Law; (iv) is not the subject of federal or state investigation evaluating whether any investigation, remedial action or other response is needed to respond to (A) a spillage, disposal or release or threatened release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (B) any allegedly unsafe or unhealthful condition; (v) has not filed any notice under or relating to any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (B) any potentially unsafe or unhealthful condition, and there exists no basis for such notice irrespective of whether such notice was actually filed; and (vi) has no contingent liability in connection with (A) any actual or potential spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether on any premises owned or occupied by Borrower or any Subsidiary or on any other premises, or (B) any unsafe or unhealthful condition. Except as disclosed on Schedule 4.25, there are no underground storage tanks, whether or not in use, in or under any property or facilities owned, operated or controlled by Borrower or any Subsidiary, and there are no Hazardous Materials on, in or under any property or facilities owned, operated or controlled by Borrower or any Subsidiary, including but not limited to such Hazardous Materials that may be contained in underground storage tanks, but excepting such Hazardous Materials used in accordance with all applicable laws and in the same manner as an ordinary consumer (e.g., gasoline in tanks of motor vehicles, small amounts of cosmetic cleaners, heating oil in tanks, etc.).

5.       BORROWER COVENANTS.

         From the Restatement Date and thereafter until the Credit is terminated and all Liabilities of Borrower hereunder are paid in full, each Borrower agrees that, unless Lender shall otherwise consent in writing, it will:

         5.1 Financial Statements and Other Reports. Furnish to Lender in form reasonably satisfactory to Lender:

                  5.1.1    Financial Reports:

                  (a) Annual Audit Report. Within ninety (90) days after each Fiscal Year of Borrower, a copy of the annual audit report of Borrower and its consolidated Subsidiaries prepared on a consolidated (and, if requested by Lender, consolidating) basis in conformity with GAAP and certified by an independent certified public accountant who shall be of recognized national standing or otherwise reasonably satisfactory to Lender, together with (i) a letter from such accountant substantially in the form of Exhibit B, (ii) a certificate from such accountant containing a computation of, and showing compliance with, each of the covenants contained in Section 5.13, 5.15(d), 5.15(e) and 5.20 and Sections 2.1 through 2.3 of Supplement A, and (iii) a certificate from such accountant to the effect that, in making the examination necessary for the signing of such annual audit report, such accountant has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing, or, if such accountant has become aware of any such event, describing it;

                  (b) Monthly Financial Statement. Within thirty (30) days after the end of each month (other than the last month) of each Fiscal Year, a copy of the unaudited financial statement of (x) Parent and its consolidated Subsidiaries, (y) the Bickford Business and (z) the Cues Business prepared on a consolidated basis in conformity with GAAP (subject to normal year-end adjustments and except that such statements need not include notes), signed by Borrower's chief financial officer and consisting of at least a balance sheet as at the close of such month and statements of earnings and cash flows for such month and for the period from the beginning of such Fiscal Year to the close of such month;

                  (c) Officer's Certificate. Together with the financial statements furnished by Borrower under the preceding clauses (a) and (b) (but only for the months of March, June and September), a certificate of Borrower's chief financial officer or treasurer, dated the date of such annual audit report or such monthly financial statement, as the case may be, containing a statement that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the covenants contained in Section 5.13, 5.15(d), 5.15(e) and 5.20 and Sections 2.1 through 2.3 of Supplement A;

                  (d) Management Letters. Promptly upon receipt thereof, a copy of any "management letter" or other material communication from each such Borrower's auditors (including a copy of any such letter which accompanies the audit report referred to in clause (a)); and

                  (e) Delinquent Audit Reports and Financial Statements. Within fifteen (15) days after the date hereof, the annual audit report required by and prepared in accordance with Section 5.1.1(a) through December 31, 2001 and the unaudited financial statements required by and prepared in accordance with Section 5.1.1(b) for the months of December 2001, January 2002, and February 2002 .

                  5.1.2 Same Store Sales Reports. Not later than thirty (30) days after expiration of each month, a report for each of Borrower's restaurants and stores of sales for the preceding month and year-to-date, with a comparison of such sales figures to the corresponding periods in the prior Fiscal Year, all in form reasonably satisfactory to Lender.

         5.2 Notices. Notify Lender in writing of any of the following immediately upon learning of the occurrence thereof (or, (i) in the case of clause (d) of this Section 5.21, promptly upon learning of the occurrence thereof followed within 30 days after such occurrence by a description of the steps being taken with respect thereto, and (ii) in the case of the matters specified in items (i), (ii), (iv) (v) and (vi) of clause (e) and in clause (f) of this Section 5.2, at least 30 days prior to the occurrence thereof to the extent applicable to any Borrower, any Subsidiary or any other Obligor), describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

                  (a) Default. The occurrence of (i) an Event of Default or Unmatured Event of Default and (ii) to the extent not included in the foregoing clause (i), the default by any Borrower, any other Obligor, any Subsidiary or any Related Party under any material note, indenture, loan agreement, mortgage, lease, deed or other material similar agreement to which any Borrower, any other Obligor, any Subsidiary or any Related Party, as appropriate, is a party or by which it is bound;

                  (b) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding affecting any Borrower, any other Obligor, any Subsidiary, any Related Party, any Collateral or any Third Party Collateral, whether or not considered to be covered by insurance;

                  (c) Judgment. The entry of any judgment or decree against any Borrower, any other Obligor, any Subsidiary or any Related Party, if the amount of such judgment exceeds $25,000;

                  (d) Pension Plans and Welfare Plans. The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by any Borrower, any ERISA Affiliate, or any other Obligor; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal as defined in Sections 4203 and 4205, respectively, of ERISA by any Borrower, any ERISA Affiliate or any other Obligor from any Multiemployer Plan; the failure of any Borrower, any other Obligor or any ERISA Affiliate to make a required contribution to any Pension Plan, including but not limited to any failure to pay an amount sufficient to give rise to a Lien under Section 302(f) of ERISA; the taking of any action with respect to a Pension Plan which could result in the requirement that any Borrower, any other Obligor or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan; the occurrence of any other event (other than an amendment to any Pension Plan which is required by a change in a provision of ERISA or the Code applicable to such plan) with respect to any Pension Plan which could result in the incurrence by any Borrower, any other Obligor or any ERISA Affiliate of any material liability, fine or penalty; or the incurrence of any material increase in the contingent liability of any Borrower, any other Obligor or any Subsidiary with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired or terminated employees and their beneficiaries, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA;

                  (e) Business and Collateral Information. Any change or proposed change in any of the information set forth on Schedule 4.12, Schedule
4.13 or Schedule 4.15, including but not limited to (i) any change in the location of any Inventory or Equipment or any Third Party Collateral, (ii) the identity of any new bailee, processor, warehouseman or other Person in possession or control of any Inventory, Equipment or other Collateral or any Third Party Collateral, (iii) any change in the name or address of the lessor or owner of any real property or equipment leased to any Borrower, any Subsidiary or any other Obligor, (iv) any proposed change in the location of any Borrower's or any Subsidiary's chief executive office or chief place of business, (v) any proposed opening, closing or other change in the list of offices and other places of business of each Borrower and each Subsidiary and (vi) any opening, closing or other change in the offices and other places of business of each other Obligor;

                  (f) Change of Name or Status. Any change in the name or address of any Borrower, any other Obligor or any Subsidiary, or any change in the list of trade names and tradestyles set forth in Schedule 4.1;

                  (g) Insurance Information. Any material change in the information set forth in Schedule 4.7;

                  (h) Environmental and Safety and Health Matters. The occurrence of any event or the acquisition of any information which, if it had occurred or was true on or before the Restatement Date, would have been required to have been disclosed and included on Schedule 4.25, including but not limited to the existence of any Environmental Lien and receipt of any notice from any federal, state or local government or agency with respect to any actual or alleged violation of any Environmental Law or any Occupational Safety and Health Law;

                  (i) Material Adverse Change. The occurrence of a material adverse change in the business, operations or financial condition of any Borrower, any other Obligor or any Subsidiary;

                  (j) Default by Others. Any material default by any Account Debtor or other Person obligated to any Borrower, any other Obligor, or any Subsidiary under any contract, chattel paper, note or other evidence of amounts payable or due or to become due to such Borrower, such Obligor or such Subsidiary if the amount payable under such contract, chattel paper, note or other evidence of amounts payable or due of to become due is material;

                  (k) Moveable Collateral. If any of the Collateral or Third Party Collateral consists of goods of a type normally used in more than one state, whether or not actually so used, any use of any such goods in any state other than a state in which any Borrower shall have previously advised Lender such goods will be used. Borrower agrees that such goods will not, unless Lender shall otherwise consent in writing, be used outside the continental United States;

                  (l) Change in Management or Line(s) of Business. Any substantial change in the senior management of any Borrower or any Subsidiary, or any change in any Borrower's or any Subsidiary's line(s) of business; and

                  (m) Other Notices. Any notices required to be provided pursuant to any Related Agreement or the other provisions of this Agreement, and notice of the occurrence of such other events as Lender may reasonably from time to time specify.

         5.3 Existence. Maintain and preserve, and cause each Subsidiary to maintain and preserve, its respective existence as a corporation or other form of business organization (except as permitted by Section 5.12), as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, trade styles, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time.

         5.4 Nature of Business. Engage, and cause each Subsidiary to engage, in substantially the same fields of business as it is engaged in on the Restatement Date (and no other business).

         5.5 Books, Records and Access. Maintain, and cause each Subsidiary to maintain, complete and accurate books and records (including but not limited to records relating to Accounts Receivable, Inventory, Equipment and other Collateral), in which full and correct entries shall be made of all dealings and transactions in relation to its respective business and activities such that financial statements in conformity with GAAP can be prepared. Cause its books and records as at the end of any calendar month to be posted and closed not more than twenty-five (25) days after the last business day of such month. Permit, and cause each Subsidiary to permit, access by Lender and its agents or employees to the books and records of such Borrower and such Subsidiary at such Borrower's or such Subsidiary's place or places of business at intervals to be determined by Lender and without hindrance or delay, and permit and cause each Subsidiary to permit Lender or its agents and employees to inspect such Borrower's Inventory and Equipment and such Subsidiary's inventory and equipment, to perform appraisals of such Borrower's Equipment and such Subsidiary's equipment, and to inspect, audit, check and make copies and/or extracts from the books, records, computer data and records, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable, Contract Rights, General Intangibles, Equipment and any other Collateral or Third Party Collateral, or relating to any other transactions between the parties hereto. Any and all such inspections and/or audits shall be at Borrower's expense, and Lender may advance same to Borrower as a Revolving Loan. Notwithstanding the foregoing or any other provision of this Agreement or any Related Agreement, (a) as long as no Event of Default or Unmatured Event of Default has occurred or is continuing, Borrower shall not be required to reimburse Lender for appraisals of Borrower's Equipment or the equipment of its Subsidiaries more frequently than once each Fiscal Year and (b) Lender shall exercise its rights under this Section 5.5 (and under the other provisions of this Agreement and each Related Agreement) in a manner which will not unduly interfere with the ordinary business operations of Borrower and its Subsidiaries.

         5.6 Insurance. Maintain, and cause each Subsidiary to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as Lender may reasonably request from time to time. Keep the Collateral properly housed and insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by persons engaged in business similar to that of Borrower, with such companies, in such amounts and under policies in such form as shall be reasonably satisfactory to Lender. Certificates of such policies of insurance have been delivered to Lender prior to the Restatement Date together with evidence of payment of all premiums therefor. Borrower shall cause each issuer of an insurance policy to provide Lender, prior to the Restatement Date, with an endorsement or an independent instrument (i) substantially in the form of Exhibit A or such other form and containing such other terms as shall be reasonably acceptable to Lender and (ii) showing loss payable to Lender and, if required by Lender, naming Lender as an additional insured. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Lender. Borrower appoints Lender and any Person whom Lender may from time to time designate (and all officers, employees or agents designated by Lender or such Person) as Borrower's true and lawful attorney and agent-intact with power to make, settle and adjust claims under such policies of insurance, endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and, at any time an Event of Default exists, make all determinations and decisions with respect to such policies of insurance. The foregoing appointment and power, being coupled with an interest, is irrevocable until all Liabilities are paid and performed in full and this Agreement is terminated. In the event any Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required herein or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation of or default by Borrower hereunder, may at any time thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including reasonable Attorneys' Fees, court costs, expenses and other charges relating thereto, shall be payable on demand by Borrower to Lender, and Lender may, in its sole and absolute discretion, advance such sums to Borrower as a Revolving Loan.

         5.7 Insurance Survey. Provide to Lender at least annually within 90 days of the end of each Borrower's Fiscal Year, a certificate signed by its chief financial officer that attests to and summarizes the property and casualty insurance program carried by such Borrower and its Subsidiaries. This summary shall include the insurer's(s') name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurer(s), exclusions, deductibles and self-insured retention and shall describe in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by any Borrower or any Subsidiary or imposed upon any Borrower or any Subsidiary by any such insurer, as well as any self-insurance program that is in effect. Borrower shall notify Lender in writing (1) at least 20 days prior to any cancellation or material change of any such insurance by any Borrower or any Subsidiary and (2) within 5 business days after receipt of any notice (whether formal or informal) of any cancellation or change in any of its insurance by any of its insurers or any material change in the cost thereof or which reduces the policyholder's or financial size ratings of the insurance carriers of any Borrower or any of their Subsidiaries, as established by Best's Insurance Reports. Annually, Lender shall have the right to request any Borrower to have a risk management survey completed by a recognized independent risk management consultant acceptable to it and Lender which will identify, quantify and assess any catastrophic uninsured, underinsured or self-insured exposures faced by such Borrower and its Subsidiaries. The cost of such survey shall be borne solely by Borrower. A copy of the results of such survey shall be promptly delivered by Borrower to Lender.

         5.8 Repair. Maintain, preserve and keep, and cause each Subsidiary to maintain, preserve and keep, its properties in operating condition and repair, ordinary wear and tear excepted, and from time to time make, and cause each Subsidiary to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be reasonably preserved and maintained.

         5.9 Taxes. Pay, and cause each Subsidiary to pay, when due, all of its Taxes, unless and only to the extent that such Borrower or such Subsidiary is contesting such Taxes in good faith and by appropriate proceedings and such Borrower or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

         5.10 Compliance. Comply, and cause each Subsidiary to comply, in all material respects with all statutes and governmental rules and regulations applicable to it.

         5.11 Pension Plans. Not permit, and not permit any Subsidiary to permit, any condition to exist in connection with any Pension Plan which might reasonably constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan; not fail, and not permit any Subsidiary to fail, to make a required contribution to any Pension Plan if such failure would be sufficient to give rise to a Lien under Section 302(f) of ERISA; and not engage in, or permit to exist or occur, or permit any of its Subsidiaries to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by any Borrower or any of their Subsidiaries of any material liability, fine or penalty.

         5.12 Merger, Purchase and Sale. Not, and not permit any Subsidiary to: (a) be a party to any merger, liquidation or consolidation, provided that any Subsidiary may merge with and into, or liquidate into, any Borrower or another Subsidiary; (b) except in the normal course of its business or as otherwise permitted herein (including Sections 3.4(a) and 5.16(e)) or in any Related Agreement, sell, transfer, convey, lease or otherwise dispose of any of its assets (provided, however, that Borrower may sell the real and personal property and other assets at or comprising the operations of any business location listed on Schedule 4.12 if the following two conditions are met: (i) Borrower receives Lender's prior written consent to such sale, and (ii) such sale is made at fair market value to a Person other than a Related Party); (c) sell or assign, with or without recourse, any Accounts Receivable, Contract Rights, notes receivable or chattel paper, except as otherwise expressly permitted in this Agreement or any Related Agreement; or (d) purchase or otherwise acquire all or substantially all the assets of any Person (unless and to the extent that such assets constitute no more than two (2) restaurant locations in any Fiscal Year; it being understood and agreed that the addition of new restaurant locations solely through the assumption or incurrence of lease obligations shall not be deemed to be a purchase for purposes of this clause
(d)).

         5.13 Restricted Payments. Not purchase or redeem any shares of its stock (other than for stock of ELXSI), declare or pay any dividends thereon (other than stock dividends), make any distribution to stockholders as such )other than distributions of stock of ELXSI) or set aside any funds for any such purpose, not prepay, purchase or redeem, not make any advances to Parent and, if an Event of Default or Unmatured Event of Default exists or would result therefrom, not, and not permit any Subsidiary to, pay any management or similar fees to Parent or any of its affiliates pursuant to the terms of the Management Agreement (except that any such fees may be paid whether or not an Event of Default or Unmatured Event of Default exists or would result therefrom, solely to extent such fees are to pay, but not pre-pay, regular salaries (and not bonuses) of any employees or officers of Parent listed on Schedule 5.13); provided, however, that: (a) ELXSI may pay dividends and advances to Parent in an aggregate amount not exceeding 50% of ELXSI's Excess Cash Flow for the immediately preceding Fiscal Year so long as (i) Lender shall have received Borrower's annual audit report pursuant to Section 5.1.1(a) for such preceding Fiscal Year, (ii) after giving effect to any such proposed dividend or advance the amount of the Revolving Loan Availability will exceed the outstanding principal amount of the Revolving Loans by at least $500,000, (iii) no Event of Default or Unmatured Event of Default shall then exist or will result from any such dividend payment or advance and (iv) Borrower shall have given Lender prior written notice of any such proposed dividend or advance and certified its compliance with this Section 5.13; and (b) Borrower may make payments of regularly scheduled principal and interest on the Bickford's Subordinated Note, but not accelerated or prepaid amounts, provided that after giving effect thereto no Unmatured Event of Default or Event of Default shall exist and be continuing.

Notwithstanding any term or provision of Sections 5.13, 5.14 or 5.18 of this Agreement to the contrary, each Borrower (i) shall not pay any dividends on, or redeem or repurchase any shares of, Holding's preferred stock, other than the issuance of additional preferred stock of the same class in payment of scheduled dividends as and when due, which stock shall be promptly delivered to the Lender as additional Collateral, and (ii) shall be permitted to make and repay intercompany loans and advances, and pay interest and dividends and make equity contributions, among themselves (but not to Parent) in connection with cash management systems implemented or otherwise in effect in the ordinary course of business and satisfactory to Lender in its reasonable discretion, provided that at the request of Lender, each Borrower shall execute and deliver as collateral promissory notes and other appropriate instruments in form and substance satisfactory to Lender evidencing such intercompany loans and advances not so evidenced, and provided further that any equity contributions shall be on account of currently outstanding capital stock and not through the issuance of additional capital stock.

         5.14 Borrower's and Subsidiaries' Stock. Not permit any Subsidiary to purchase or otherwise acquire any shares of the stock of any Borrower, and not take any action, or permit any Subsidiary to take any action, which will result in a decrease in any Borrower's ultimate ownership interest in any Subsidiary.

         5.15 Indebtedness. Not, and not permit any Subsidiary to, incur or permit to exist any Indebtedness (including but not limited to Indebtedness as lessee under Capitalized Leases), except: (a) Indebtedness under the terms of this Agreement; (b) other Indebtedness outstanding on the date hereof and listed on Schedule 5.15; (c) Indebtedness hereafter incurred in connection with Liens permitted under Section 5.16(d); (d) Indebtedness hereafter incurred in connection with Liens permitted under Section 5.16(e); (e) other Indebtedness approved in writing by Lender; (f) Indebtedness of ELXSI under that certain Loan Agreement dated as of September 24, 1997 between ELXSI and Orange County Industrial Development Authority in an aggregate principal amount not to exceed $2,500,000 incurred in connection with the issuance of the Industrial Development Revenue Bonds (ELXSI Project), Series 1997; (g) Indebtedness of Borrower in an aggregate principal amount not to exceed $520,000 incurred in connection with the acquisition of that certain real property and related fixtures located at 330 Boston Post Road, Marlboro, Massachusetts; and (h) Indebtedness of Borrower in an aggregate principal amount not to exceed $388,889 incurred in connection with the acquisition of that certain real property and related fixtures located at 149 Main Street, Kingston, Massachusetts.

         5.16 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien with respect to any of its property, revenue or assets now owned or hereafter acquired, except: (a) Liens for Taxes which are not delinquent or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other similar legislation or regulations; (d) Liens in connection with the acquisition of property after Fiscal Year 2000 by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired (and proceeds thereof and accessions thereto), if (i) except in the case of a Capitalized Lease, the Indebtedness secured thereby does not exceed 75% of the fair market value of such property at the time of the acquisition thereof and (ii) the aggregate principal amount of the Indebtedness of Borrower and its Subsidiaries secured by such Liens does not exceed $500,000 of such Indebtedness incurred in each Fiscal Year after Fiscal Year 2000, on a noncumulative basis; (e) Liens in favor of Lender; (f) Liens listed on Schedule 5.16 (and in the case of Capitalized Leases listed or referred to thereon, Capitalized Leases entered into after the Restatement Date for the same property or assets, provided that any increase in the Indebtedness payable under such new Capitalized Leases shall be permitted, and count against the limitations set forth, under clause (d)(ii) above); (g) lessor's Liens and reasonable deposits pursuant to operating leases permitted hereunder under which any Borrower or a Subsidiary is the lessee; (h) Liens disclosed in the ALTA Title Loan Insurance Policies and ALTA Class A Surveys delivered pursuant to the Existing Loan Agreement, and not objected to by Lender on or prior to the Restatement Date; (j) zoning or building restrictions and other minor encumbrances on and defects in title to real property which do not materially impair the use or value thereof; (k) Liens incurred or deposits made to secure the performance of surety or appeal bonds and attaching to property not exceeding $200,000; (l) attachment or judgment Liens not exceeding $200,000;
(m) bankers' liens arising by operation of law in connection with the Depositary Accounts; (n) Liens on that certain real property located at 3600 Rio Vista Avenue, Orlando, Orange County, Florida and all buildings, structures and improvements now or hereafter located on such real property and on certain property adjacent thereto ("IDB Property") securing Indebtedness permitted under
Section 5.15 (f); (o) Liens on that certain property and related fixtures (and proceeds thereof and accessions thereto) located at 330 Boston Post Road, Marlboro, Massachusetts securing Indebtedness permitted under Section 5.15 (g); and (p) Liens consented to in writing by Lender.

         5.17 Guaranties. Not, and not permit any Subsidiary to, become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for the endorsement, in the ordinary course of collection, of instruments payable to it or its order.

Notwithstanding any term or provision of Section 5.17 of the Loan Agreement to the contrary, any Borrower shall be permitted to be a guarantor or co-obligor on any restaurant real property lease of Bickford's or of any of the Liabilities under the Loan Agreement and Related Agreements.

         5.18 Investments. Not, and not permit any Subsidiary to, make or permit to exist any Investment in any Person, except for: (a) advances to employees of any Borrower or any of its Subsidiaries for travel or other ordinary business expenses provided that the aggregate amount outstanding at any one time shall not exceed $15,000 for any single employee and $60,000 in the aggregate for all employees; (b) advances to subcontractors and suppliers not at any time exceeding an aggregate outstanding amount of $10,000; (c) extensions of credit in the nature of Accounts Receivable or notes receivable arising from the sale of goods and services in the ordinary course of business; (d) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business; (e) Investments (other than Investments in the nature of loans or advances) outstanding on the date hereof in Subsidiaries by Borrower and other Subsidiaries; (f) Investments in the nature of loans and advances constituting Indebtedness of Subsidiaries to Borrower and to other Subsidiaries outstanding on the Restatement Date and listed on Schedule 5.18;
(g) other Investments outstanding on the Restatement Date and listed on Schedule 5.18; (h) Investments in Depositary Accounts; (i) deposits permitted by Section 5.16; (j) Investments in the nature of loans and advances made to Parent as permitted under Section 5.13; (k) Investments in the nature of a loan by ELXSI to Cadmus in an aggregate principal amount not to exceed $2,000,000 to be used by Cadmus solely for the purposes specified in that certain waiver letter dated June 30, 1997, as amended by that certain Amended and Restated Secured Promissory Note dated December 31, 2001; (l) Investments in the nature of a loan by ELXSI to Cadmus in an aggregate principal amount of $10,000,000, as amended by that certain Amended and Restated Promissory Note dated December 31, 2001; and (n) other Investments consented to by Lender in writing.

         5.19 Subsidiaries. Not, and not permit any Subsidiary to, acquire any stock or similar interest in any Person, and not create, establish or acquire any Subsidiaries other than those existing on the Restatement Date.

Notwithstanding any term or provision of Sections 5.18 and 5.19 of this Agreement to the contrary, ELXSI may make loans to, and equity investments in, Triton Insitutech, not exceeding $300,000 in the aggregate.

         5.20 Leases. Not enter into or permit to exist, or permit any Subsidiary to enter into or permit to exist, any arrangements for the leasing by Borrower or such Subsidiary, as lessee under a lease which is not a Capitalized Lease, of any real or personal property (or any interest therein) other than under (a) leases in existence on the December 29, 2000 and listed on Schedule
4.15 and extensions and renewals thereof (provided that any increase in the rental payments thereunder will count against the permitted lease rentals in clause (b) below) and (b) leases entered into after December 29, 2000 having base rentals not exceeding (in the aggregate for all such leases entered into in a particular Fiscal Year) $400,000 in Fiscal Year thereafter, and $500,000 in each Fiscal Year thereafter, on a noncumulative basis.

         5.21 Change in Accounts Receivable. After the occurrence of an Event of Default or Unmatured Event of Default, permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account Receivable, including any of the terms relating thereto.

         5.22 Future Environmental Assessments. Each Borrower shall provide such information and certifications which Lender may reasonably request from time to time pertaining to the environmental aspects of each Borrower and its Subsidiaries and any property owned, operated or controlled by any Borrower or any Subsidiary. To investigate environmental aspects of each Borrower and its Subsidiaries and their properties, facilities and operations, Lender or its agents shall have the right at any time to enter upon the property of any Borrower or any Subsidiary, take samples, review the books, records or other documents of such Borrower and its Subsidiaries, interview officers and employees of such Borrower or its Subsidiaries, and conduct such other activities as Lender, in its sole discretion, deems appropriate. Each Borrower shall, and shall cause its Subsidiaries to, cooperate fully in the conduct of any such assessment. If Lender decides to cause such an assessment to be conducted because of (a) Lender's considering taking possession of or title to the property after the occurrence of an Event of Default or (b) a material change in the use of the property which, in Lender's reasonable opinion, increases the risk of non-compliance with Environmental Laws or increases the risk of cost or liabilities thereunder, then Borrower shall pay upon demand all costs and expenses (including Attorney's Fees) connected with such assessment. Lender may, in its discretion, provide for the payment of any amount due from Borrower under this Section 5.22 by making Borrower a Revolving Loan. Nothing in this Section 5.22, and no actions taken by Lender pursuant thereto, shall give, or be construed as controlling or giving, to Lender the right or obligation to direct or control the conduct or action or inaction of any Borrower or any Subsidiary with respect to any environmental matters, including but not limited to those pertaining to compliance with any Environmental Laws.

         5.23 Related Agreements. Not enter into, or permit any Subsidiary to enter into, any agreement containing any provision which would be violated or breached by the performance by such Borrower or such Subsidiary of its obligations hereunder or under any Related Agreement or any instrument or document delivered or to be delivered by such Borrower or such Subsidiary in connection herewith.

         5.24 Unconditional Purchase Options. Not enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

         5.25 Use of Proceeds. Not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of (i) "purchasing or carrying" any Margin Stock, and furnish to Lender, upon request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the Federal Reserve Board or (ii) funding all or any part of any hostile take-over or tender offer.

         5.26 Transactions with Related Parties. Not, and not permit any Subsidiary to, enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not a Related Party; provided, however, that, subject to the terms and provisions of this Agreement, the foregoing shall not prohibit
(a) the existence or performance of the Management Agreement or (b) any other transaction or arrangement permitted by any other provision of this Agreement (including, without limitation, Sections 5.12(a), 5.13, 5.15(c) and 5.18).

         5.27 Mortgagee. Cause all real property owned or leased by any Borrower, or in which any Borrower has an interest, to be subject to a Mortgage in favor of Lender which is satisfactory in form and substance to Lender (except to the extent otherwise expressly consented to in writing by Lender).

         5.28 No Amendment to Management Agreement. Not enter into or permit to exist any amendment or modification of the Management Agreement.

         5.29     Intellectual Property Collateral.

                  (a) Not, and not permit any Subsidiary to, do any act, or omit to do any act, whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable;

                  (b) Not, and not permit any Subsidiary or any licensee of it or of any Subsidiary to:

                           (i) fail to continue to use any of the Trademark Collateral to the extent necessary in order to maintain all of the Trademark Collateral in full force free from any claim of abandonment for non-use;

                           (ii) fail in any material respect to maintain as in the past the quality of products and services offered under all of the Trademark Collateral;

                           (iii)    fail to employ all of the Trademark
                  Collateral registered with any Federal or state or foreign authority with an appropriate notice of such registration;

                           (iv) adopt or use any other Trademark which is confusingly similar or a colorable imitation of any of the Trademark Collateral;

                           (v)      use any of the Trademark Collateral
                  registered with any Federal or state or foreign authority except for the uses for which registration or application for registration of all of the Trademark Collateral has been made; or

                           (vi) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable;

                  (c) Not, and not permit any Subsidiary to, do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof;

                  (d) Notify Lender immediately if it knows that any application or registration relating to any of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding any Borrower's or any Subsidiary's ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

                  (e) Not, and not permit any Subsidiary or any of its or any Subsidiary's agents, employees, designees or licensees to, file an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs Lender, and upon request of Lender, executes and delivers any and all agreements, instruments, documents and papers as Lender may reasonably request to evidence Lender's security interest in such Intellectual Property Collateral and the goodwill and general intangibles of any Borrower relating thereto or represented thereby;

                  (f) Take, and cause each Subsidiary to take, all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clauses
(a), (b) and (c)); and

                  (g) Promptly upon request of Lender, execute and deliver to Lender, and cause its Subsidiaries to execute and deliver to Lender, any document reasonably required to acknowledge or register or perfect Lender's interest in any part of the Intellectual Property Collateral.

         5.30     Bickford's Transaction. Ensure that at all times:

                  (a) On and after December 30, 2000, ELXSI owns, beneficially and of record, on a fully-diluted basis 100% of the issued and outstanding capital stock of Bickford's Holdings Company, Inc. ("Holdings"), and Holdings owns, beneficially and of record, on a fully-diluted basis 100% of the issued and outstanding capital stock of Bickford's Family Restaurants, Inc. ("Bickford's");

                  (b) Lender has a first perfected security interest in, and has possession of, all issued and outstanding capital stock of Holdings and Bickford's;

                  (c) no amendments, supplements or other modifications are made to the Bickford's Subordinated Note or the Contribution Agreement without the prior express written consent of Lender in each instance; and

                  (d) no payments of the Bickford's Subordinated Note are made in violation of the Subordination Agreement, dated as of December 29, 2000, between ELXSI and Lender.

         5.31     Cadmus Notes. Ensure that:

                  (a) no amendments, supplements or other modifications are made to the Amended and Restated Secured Promissory Note of Cadmus Corporation payable to ELXSI in the principal amount of $2,000,000 or the Amended and Restated Promissory Note of Cadmus Corporation payable to ELXSI in the principal amount of $7,003,364, both dated December 31, 2001 (collectively, the "Cadmus Notes") or any other document instrument or agreement evidencing or securing same, nor any amounts due thereunder compromised or forgiven without the prior express written consent of Lender in each instance; and

                  (b) All proceeds of the Cadmus Notes are immediately paid to Lender to repay any outstanding balance of the Revolving Loan.

         5.32 Bond Documents. On or before June 30, 2002, the Bond Documents shall have been amended on terms in form and substance satisfactory to Lender to provide for a final maturity date of January 1, 2003.

         5.33 Exhibits. Within thirty (30) days after the date hereof, Borrower shall deliver Exhibits A, B and C to this Agreement, in form and substance reasonably acceptable to Lender, to Lender or its attorneys.

         5.34 Bickford's Rhode Island Qualification. Within forty-five (45) days of the date hereof, Borrower shall deliver to Lender evidence that Bickford's is qualified to do business in the State of Rhode Island, including a certificate of Good Standing from the State of Rhode Island.

         5.35 Allonges. Within fifteen (15) days of the date hereof, Borrower shall deliver to Lender an allonge to each of the Notes providing for amendment of the maturity dates of each of the Notes to January 1, 2003.

6.       DEFAULT.

         6.1 Event of Default. Each of the following shall constitute an Event of Default under this Agreement:

                  (a) Non-Payment. Default in the payment, when due or declared due, of any of the Liabilities.

                  (b) Non-Payment of or Default under Other Indebtedness. Default in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any Indebtedness of, or guaranteed by, any Borrower, any other Obligor or any Subsidiary (other than (i) any Indebtedness under this Agreement and any Note or (ii) any Indebtedness of any Subsidiary to any Borrower or to any other Subsidiary), or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness or enables the holder or holders of any such Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness; provided that the aggregate amount of all such Indebtedness which is so affected shall equal or exceed $200,000.

                  (c) Validity. If the validity or enforceability of this Agreement, any Mortgage, the Parent Pledge Agreement, the Parent Subordination Agreement or any other Related Agreement shall be challenged by or on behalf of any Borrower, any other Obligor or any Related Party, or shall fail to remain in full force and effect (other than as expressly permitted hereunder or thereunder).

                  (d) Other Obligations. Default in the payment when due, whether by acceleration or otherwise, or in the performance or observance (subject to any applicable grace period or waiver of such default) of, (i) any obligation or agreement of any Borrower, any other Obligor or any Subsidiary to or with Lender (other than any obligation or agreement of any Borrower hereunder or under any Related Agreement) or (ii) any material obligation or agreement of any Borrower, any other Obligor or any Subsidiary to or with any other Person (other than (x) any such material obligation or agreement constituting or related to Indebtedness, (y) Trade Accounts Payable and (z) any material obligation or agreement of any Subsidiary to any Borrower or to any other Subsidiary), except only to the extent that the existence of any such default is being contested by any Borrower, such other Obligor or such Subsidiary, as the case may be, in good faith and by appropriate proceedings and any Borrower, such other Obligor or such Subsidiary, as applicable, shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

                  (e) Insolvency. Any Borrower, any other Obligor or any Subsidiary becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Borrower, such other Obligor or such Subsidiary, or for a substantial part of the property of such Borrower, such other Obligor or such Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Borrower, any other Obligor or any Subsidiary, or for a substantial part of the property of any Borrower, any other Obligor or any Subsidiary and is not discharged or dismissed within 60 days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against any Borrower, any other Obligor or any Subsidiary and, if such proceeding is instituted against such Borrower, such Obligor or such Subsidiary, such Borrower, such Obligor or such Subsidiary consents thereto or acquiesces therein or such proceeding is not dismissed within 60 days or an order for relief is entered; or any warrant of attachment or similar legal process is issued against any substantial part of the property of any Borrower, any other Obligor or any Subsidiary.

                  (f) Pension Plans. The institution by any Borrower, any ERISA Affiliate or any other Person of steps to terminate any Pension Plan if, in connection with such termination, any Borrower or any ERISA Affiliate would be required to make a contribution to such Pension Plan or to the PBGC, or would incur a liability or obligation to such Pension Plan, in excess of $100,000 or a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

                  (g) Non-Compliance With This Agreement. Default in the performance by any Borrower of any of Borrower's agreements set forth in Section 2, 5.3, 5.5, 5.6 or 5.12 through 5.28 (and not constituting an Event of Default under any of the other subsections of this Section 6.1); or default in the performance by any Borrower of any of Borrower's agreements set forth in Section 3.2, 3.3, 3.4, 5.1.2 or 5.2 (and not constituting an Event of Default under any of the other subsections of this Section 6.1), and continuance of such default for three (3) Business Days after notice thereof to Borrower from Lender; or default in the performance by any Borrower of any of Borrower's other agreements herein set forth (and not constituting an Event of Default under any of the other subsections of this Section 6.1), and continuance of such default for thirty (30) days after notice thereof to any Borrower from Lender.

                  (h) Non-Compliance With Related Agreements. Default in the performance by any Borrower, any other Obligor or any Subsidiary of any of its agreements set forth in any Mortgage, the Parent Pledge Agreement, the Parent Subordination Agreement or any other Related Agreement (and not constituting an Event of Default under any of the other subsections of this
Section 6.1), and continuance of such default after any required notice from Lender and/or the expiration of the grace period (if any) set forth therein.

                  (i) Warranty. Any warranty made by any Borrower, any other Obligor or any Subsidiary herein or in any Mortgage, the Parent Pledge Agreement, the Parent Subordination Agreement or any other Related Agreement is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, certificate or other writing furnished by any Borrower, any other Obligor or any Subsidiary to Lender hereunder, under any Related Agreement or in connection herewith or therewith is untrue or misleading in any material respect on the date as of which the facts set forth therein are stated or certified; or any certification made or deemed made by any Borrower, any other Obligor or any Subsidiary to Lender is untrue or misleading in any material respect on or as of the date made or deemed made.

                  (j) Litigation. There shall be entered against any one of the Borrowers, any other Obligor or any Subsidiary one or more judgments or decrees in excess of $100,000 in the aggregate at any one time outstanding, excluding those judgments or decrees (i) that shall have been outstanding less than 30 calendar days from the entry thereof or (ii) for and to the extent which any Borrower, such Subsidiary or such Obligor, as applicable, is insured and with respect to which the insurer has assumed responsibility in writing (or any Borrower has provided other evidence reasonably satisfactory to Lender of such insurer's liability and ability to pay) or for and to the extent which any Borrower, such Subsidiary or such Obligor, as applicable, is otherwise indemnified if the terms of such indemnification are reasonably satisfactory to Lender.

                  (k) Conduct of Business. If any Borrower, any other Obligor or any Subsidiary is enjoined, restrained or in any way prevented by court order, which has not been dissolved or stayed within five (5) Business Days, from conducting all or any material part of its business affairs.

                  (l) Ownership. If (i) Parent shall fail to own all of the voting stock of ELXSI or shall fail to have control over the management and operations of ELXSI, (ii) a majority of Board of Directors of Parent shall consist of directors whose election has not been approved in advance by Milley & Company, provided that if the existence of such majority is the result of the death or resignation of a director whose election was approved by Milley & Company, there shall be no Event of Default under this clause if the resulting vacancy is filled within 60 days by a director whose election was approved in advance in writing by Milley Management Incorporated, (iii) ELXSI shall fail to own all of the capital stock of Holdings, or (iv) Holdings shall fail to own all of the capital stock of Bickford's.

                  (m) Material Adverse Change. Lender shall have determined in good faith that (i) a material adverse change has occurred since the Restatement Date in the business, operations or financial condition of Borrower, any other Obligor, or Borrower and its Subsidiaries taken as a whole, (ii) Lender's interest in any material Collateral or Third Party Collateral has been adversely affected or impaired (other than as a result of releases or subordinations expressly provided for herein or in any Related Document or otherwise agreed to by Lender), or the value thereof to Lender has been diminished to a material extent, (iii) an event has occurred or information has become available which, if it had occurred or was true on the Restatement Date, would have been required to have been disclosed on Schedule 4.25 and which, in Lender's judgment, imposes or is reasonably likely to impose a material liability on Borrower or any other Obligor or to result in an event described in clause (ii) above, or (iv) the prospect of payment of any of the Liabilities or performance of any other material obligation or agreement of Borrower or any other Obligor hereunder or under any Related Agreement is materially impaired, and the condition giving rise to such determination does not constitute an Event of Default under any of the other subsections of this Section 6.1 and continues to exist after notice of such determination by Lender to Borrower.

         6.2      Effect of Event of Default; Remedies.

                  (a) In the event that one or more Events of Default described in Section 6.1(e) shall occur, then Lender's commitment and the Credit shall terminate and all Liabilities shall be immediately due and payable without demand, notice or declaration of any kind whatsoever.

                  (b) In the event an Event of Default other than the one described in Section 6.1(e) shall occur, then Lender may declare its commitment and the Credit to be terminated and/or declare all Liabilities to be immediately due and payable without demand or notice of any kind whatsoever, whereupon the Credit extended under this Agreement shall terminate and/or all Liabilities shall be immediately due and payable. Lender shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

                  (c) In the event of the occurrence of any Event of Default, Lender may exercise any one or more or all of the following remedies, all of which are cumulative and non-exclusive:

                           (i) Any remedy contained in this Agreement or in any of the Related Agreements or any Supplemental Documentation;

                           (ii) Any rights and remedies available to Lender under the UCC and any other applicable law;

                           (iii) To the extent permitted by applicable law, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral and Third Party Collateral (in addition to Collateral and Third Party Collateral which it may already have in its possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any premises where any of the Collateral or Third Party Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral or Third Party Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same in any of Borrower's premises without cost to Lender;

                           (iv) At Lender's request, Borrower will, at Borrower's expense, assemble the tangible Collateral and Third Party Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and Borrower; and

                           (v) Lender at its option, and pursuant to notification given to Borrower as provided for below, may sell any Collateral actually or constructively in its possession at public or private sale and apply the proceeds thereof as provided below.

7.       ADDITIONAL PROVISIONS REGARDING COLLATERAL AND LENDER'S RIGHTS.

         7.1 Notice of Disposition of Collateral. Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least ten (10) calendar days before such disposition.

         7.2 Application of Proceeds of Collateral. Any proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the taking possession of, storing, preparing for sale, and disposition of Collateral, including Attorneys' Fees, and any balance of such proceeds may be applied by Lender toward the payment of such of the Liabilities, and in such order of application, as Lender may from time to time elect.

         7.3 Care of Collateral. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if it takes such action for that purpose as Borrower requests in writing, but failure of Lender to comply with such request shall not, of itself, be deemed a failure to exercise reasonable care, and no failure of Lender to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower, shall, in and of itself, be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

         7.4 Performance of Borrower's Obligations. Lender shall have the right, but shall not be obligated, to discharge any claims against or Liens, and any Taxes at any time levied or placed upon any or all Collateral, including, without limitation, those arising under statute or in favor of landlords, taxing authorities, government, public and/or private warehousemen, common and/or private carriers, processors, finishers, draymen, coopers, dryers, mechanics, artisans, laborers, attorneys, courts, or others. Lender may also pay for maintenance and preservation of Collateral. Lender may, but is not obligated to, perform or fulfill any of Borrower's responsibilities under this Agreement which

Borrower has failed to perform or fulfill. Lender may advance to Borrower as a Revolving Loan any payment made or expense incurred by Lender under this Section 7.4.

         7.5 Lender's Rights. None of the following shall affect the obligations of Borrower to Lender under this Agreement or Lender's right with respect to the remaining Collateral or any Third Party Collateral (any or all of which actions may be taken by Lender at any time, whether before or after an Event of Default, at its sole and absolute discretion and without notice to Borrower):

                  (a) acceptance or retention by Lender of other property or interests in property as security for the Liabilities, or acceptance or retention of any Obligor(s), in addition to Borrower, with respect to any of the Liabilities;

                  (b) release of its security interest in, or surrender or release of, or the substitution or exchange of or for, all or any part of the Collateral or any Third Party Collateral or any other property securing any of the Liabilities, or any extension or renewal for one or more periods (whether or not longer than the original period), or release, compromise, alteration or exchange, of any obligations of any guarantor or other Obligor with respect to any Collateral, any Third Party Collateral or any such property;

                  (c) extension or renewal for one or more periods (whether or not longer than the original period), or release, compromise, alteration or exchange, of any of the Liabilities, or release or compromise of any obligation of any Obligor with respect to any of the Liabilities; or

                  (d) failure by Lender to resort to other security or pursue any Person liable for any of the Liabilities before resorting to the Collateral or any Third Party Collateral.

8.       CONDITIONS PRECEDENT; DELIVERY OF DOCUMENTS AND OTHER MATTERS.

         8.1 Conditions Precedent to Effectiveness of Agreement. The amendments to the Existing Loan Agreement embodied in this Agreement shall not be effective (in which case the Existing Loan Agreement shall remain in full force and effect) unless and until the following conditions precedent have been satisfied, in each case on or prior to the Restatement Date:

                  8.1.1 Agreement. Borrower and Lender shall have duly executed and delivered this Agreement.

                  8.1.2 Related Agreements. All of the Related Agreements shall be in full force and effect.

                  8.1.3 No Defaults. No Event of Default or Unmatured Event of Default shall have occurred and be continuing or will occur after the consummation of the transactions contemplated herein.

                  8.1.4 Exhibits; Schedules. All Exhibits and Schedules to this Agreement shall have been updated and completed, and submitted to Lender, in form and substance satisfactory to Lender, and shall contain no facts or information which Lender, in its sole judgment, determines to be unacceptable.

                  8.1.5 Closing Fee. Lender shall have received the closing fee referred to in Section 2.10 and any other fees due and payable by Borrower or any other Person to Lender on the funding of the initial Loan under this Agreement, including the reasonable fees and expenses of counsel to the Lender invoiced as of the date hereof.

                  8.1.6 Documents. Lender shall have received all of the following, each duly executed where appropriate and dated as of the Restatement Date (or such other date as shall be satisfactory to Lender), in form and substance satisfactory to Lender:

                  (a) Resolutions. A copy, duly certified by the secretary or an assistant secretary of Borrower and Parent, of (1) resolutions of the Board of Directors of such corporation authorizing, as applicable, (A) the borrowings by Borrower hereunder and (B) the execution, delivery and performance of this Agreement and each Related Agreement to which such corporation is a party, (2) all documents evidencing any other necessary corporate action on the part of such corporation with respect to this Agreement and the Related Agreements, and (3) all approvals or consents, if any, with respect to this Agreement and the Related Agreements;

                  (b) Incumbency Certificates. A certificate of the secretary or an assistant secretary of Borrower and Parent certifying the names of the officers of such corporation authorized to sign this Agreement and each Related Agreement to which such corporation is a party, and all other documents and certificates to be delivered by such corporation hereunder, together with samples of the true signatures of such officers;

                  (c) Borrower's Certificate. The certificate of the President or Chairman of the Board of Borrower certifying to the fulfillment of all conditions precedent (other than any waived by Lender) to closing the transaction contemplated by this Agreement and to the truth and accuracy, as of such date, of the representations and warranties of Borrower and each Obligor contained in this Agreement, each Mortgage, the Trademark Security Agreement and each other Related Agreement to which Borrower is a party;

                  (d) Bylaws. A copy of Borrower's and Parent's respective Bylaws duly certified by the secretary or an assistant secretary of each of them;

                  (e) Articles. A copy of Borrower's and Parent's respective Articles of Incorporation, duly certified by the Secretary of State of the state of its incorporation or by the secretary or an assistant secretary of each of them;

                  (f) Registration; Good Standing. A copy, duly certified by the applicable Secretary of State (or other appropriate officer), of (i) certificates of good standing for Borrower and Parent issued by the Secretary of State (or other appropriate officer) of the jurisdiction of incorporation of such entity and of each other state where such entity is qualified to do business or where, because of the nature of its business or properties, qualification to do business is required, and (ii) in any state or locality in which Borrower is doing business under an assumed name, a certificate or other document (if available) issued by the Secretary of State of each such state or by such locality evidencing Borrower's authority to use such name;

                  (g) Legal Opinions. Legal opinion from Brown Rudnick Berlack Israels LLP, special counsel to Borrower and Parent;

                  (h) Disbursement Letter. Written authorization and instructions from Borrower, in form satisfactory to Lender, for disbursement of the proceeds of the initial Loans under this Agreement, including a wire transfer authorization form;

                  (i) Swap Agreement. Borrower shall complete all actions necessary to terminate the existing Swap Agreement, including payment of all amounts outstanding in connection with such Swap Agreement.

                  (j) Cadmus Notes. Borrower shall have delivered the original $2,000,000 Amended and Restated Secured Promissory Note dated December 31, 2001, with attached original Allonge, the original $7,003,364 Amended and Restated Promissory Note dated December 31, 2001, with attached original Allonge, and the original Pledge and Security Agreement executed by Cadmus Corporation and ELXSI Corporation dated December 31, 2001.

                  (k) Reduction of the Term Loan. Borrower shall have reduced the unpaid principal balance of the Term Loan to $3,750,000.

                  (l) Other Documents. Lender shall have received such other documents or legal opinions as Lender may reasonably request, all in form and substance satisfactory to Lender. Borrower shall have furnished to Lender such additional copies or executed counterparts of the documents referred to above as Lender may request.

                  In the event that all of the foregoing conditions precedent have not been satisfied or waived on or before April 22, 2002, this Agreement (other than the required payment of certain Closing Fee pursuant to Section 2.08) shall be of no further force and effect and the Existing Loan Agreement shall continue in full force and effect.

         8.2 Continuing Conditions Precedent to all Loans and Letters of Credit; Certification. The obligation of Lender to make any Loan or issue any Letter of Credit is subject to satisfaction of the following conditions precedent in addition to those provided in Section 8.1:

                  (a) No Change in Condition. No change in the condition or operations, financial or otherwise, of Borrower, any other Obligor or Borrower and its Subsidiaries taken as whole shall have occurred since the Restatement Date which change, in the reasonable credit judgment of Lender, may have a material adverse effect on Borrower, any other Obligor or Borrower and its Subsidiaries taken as a whole, or on any material Collateral or Third Party Collateral;

                  (b) Default. Before and after giving effect to the making of such Loan no Event of Default or Unmatured Event of Default shall have occurred and be continuing;

                  (c) Insurance. There shall have been no material change, or notice of prospective material change (whether such notice is formal or informal), in the nature, extent, scope or cost of the insurance policies of the Borrower or any Subsidiary listed on Schedule 4.7 which change would have a material adverse effect on the financial condition of Borrower, any Subsidiary or Borrower and its Subsidiaries taken as a whole, or would significantly adversely affect Borrower's ability to perform its obligations under this Agreement, any Note, or any Related Agreement to which it is a party;

                  (d) Warranties. Before and after giving effect to the making of such Loan, the warranties in Section 4 shall be true and correct as though made on the date of such Loan except (x) to the extent any such representation or warranty relates solely to an earlier date (including the Restatement Date) and was true and correct on such earlier date and (y) for such changes as are the result of any act or omission specifically permitted hereunder (or under any Related Agreement) or otherwise expressly permitted by Lender;

                  (e) No Material Transaction. None of Borrower, any Subsidiary or any other Obligor shall have entered into any material (as determined by Lender) commitment or transaction, including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of their respective businesses (excluding transactions expressly permitted hereunder (or under any Related Agreement) or consented to by Lender in writing); and

                  (f) Accounting Methods. Borrower shall not have made any material (as determined by Lender) change in its accounting methods or principles except as required by GAAP.

         Each request for a Loan hereunder made or deemed to have been made by Borrower shall be deemed to be a certificate of Borrower as to the matters set out in the foregoing provisions of this Section 8.2.

         8.3 Waiver. Upon execution of this Agreement and completion of all of the requirements of Sections 8.1 and 8.2 to Lender's satisfaction, Lender hereby waives the following existing Events of Default arising under the Existing Loan Agreement: (a) failure to comply with the Funded Debt/EBITDA ratio, as provided in Supplement A to the Existing Loan Agreement; (b) failure to deliver the annual audit report through December 31, 2001, as required in
Section 5.1.1(a) of the Existing Loan Agreement; and (c) failure to deliver the unaudited financial statements for the periods ending December 31, 2001, January 31, 2002 and February 28, 2002, as required by Section 5.1.1(b) of the Existing Loan Agreement.

         8.4 Bond Documents. On the Restatement Date, the Bond Documents shall be deemed waived and amended to the extent necessary and applicable to conform them to the terms, provisions and conditions of this Agreement.

9.       INDEMNITY.

         9.1 Environmental, Safety and Health Indemnity. Borrower hereby indemnifies Lender and agrees to hold Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys' Fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to, or as a direct or indirect result of the violation by Borrower or any of its Subsidiaries of any Environmental Law or Occupational Safety and Health Law, or with respect to, or as a direct or indirect result of, (i) the presence on or under, or the escape, seepage, leakage, spillage, disposal, discharge, emission or release from, properties utilized by Borrower and/or any Subsidiary into or upon any land, the atmosphere, or any watercourse, body of water, groundwater or wetland, of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) or (ii) the existence of any unsafe or unhealthful condition on or at any premises utilized by Borrower and/or any Subsidiary it the conduct of its business (excluding, in each case, any of the foregoing resulting from Lender's gross negligence or willful misconduct). The provisions of and undertakings and indemnification set out in this Section 9.1 shall survive satisfaction and payment of the Liabilities and termination of this Agreement.

         9.2 General Indemnity. In addition to the payment of expenses pursuant to Section 11.3, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender and any holder of any Note, and the officers, directors, employees, agents, and affiliates of Lender and such holders (collectively, the "Indemnitees"), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee, in any manner relating to or arising out of this Agreement, any Related Agreement or any other agreements executed and delivered by Borrower or any other Obligor in connection herewith, the statements contained in any commitment letter delivered by Lender, Lender's agreement to make the Loans or to issue Letters of Credit hereunder, or the use or intended use of the proceeds of any of the Loans or any proceeds of Letters of Credit hereunder (the "indemnified liabilities"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 9.2 shall survive satisfaction and payment of the Liabilities and termination of this Agreement.

         9.3 Capital Adequacy. If Lender shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force of law (including, without limitation, application of changes to Regulation H and Regulation Y of the Federal Reserve Board issued by the Federal Reserve Board on January 19, 1989 and regulations of the Comptroller of the Currency, Department of the Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989) increases the amount of capital required or expected to be maintained by Lender or any Person controlling Lender, and such increase is based upon the existence of Lender's obligations hereunder and other commitments of this type, then from time to time, within 10 days after demand from Lender, Borrower shall pay to Lender such amount or amounts as will compensate Lender or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by Borrower under this Section 9.3 shall take into consideration the policies of Lender or any Person controlling Lender with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of Lender setting forth the amount or amounts as shall be necessary to compensate Lender as specified in this Section 9.3 shall be delivered to Borrower and shall be conclusive in the absence of manifest error.

10.      ADDITIONAL PROVISIONS.

         Additional provisions are set forth in Supplement A.

11.      GENERAL.

         11.1 Borrower Waiver. Except as otherwise provided in this Agreement or any Related Agreement, Borrower waives (i) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, one or more extensions or renewals of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or Lender's relevy, attachment or levy on or of, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies; and (iii) the benefit of all valuation, appraisement and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement and the transactions evidenced by this Agreement.

         11.2 Power of Attorney. Borrower appoints Lender, or any Person whom Lender may from time to time designate, as Borrower's attorney and agent-in-fact with power (which appointment and power, being coupled with an interest, is irrevocable until all Liabilities are paid and performed in full and this Agreement is terminated), without notice to Borrower, to:

                  (a) At such time or times hereafter as Lender or said agent, in its sole and absolute discretion, may determine, in Borrower's or Lender's name (i) endorse Borrower's name on any checks, notes, drafts or any other items of payment relating to and/or proceeds of the Collateral which come into the possession of Lender or under Lender's control and apply such payment or proceeds to the Liabilities (subject to the provisions of Section 2.11); (ii) endorse Borrower's name on any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement in Lender's possession relating to Accounts Receivable, Inventory or any other Collateral;
(iii) use the information recorded on or contained in any data processing equipment and computer hardware and software to which Borrower has access relating to Accounts Receivable, Inventory and/or other Collateral; (iv) after the occurrence and during the continuance of an Event of Default, use Borrower's stationery and sign the name of Borrower to verifications of Accounts Receivable and notices thereof to Account Debtors; and (v) if not done by Borrower, do all acts and things determined in good faith by Lender to be necessary to fulfill Borrower's obligations under this Agreement; and

                  (b) At such time or times after the occurrence and during the continuance of an Event of Default as Lender or said agent, in its sole and absolute discretion, may determine, in Borrower's or Lender's name: (i) demand payment of the Accounts Receivable; (ii) enforce payment of the Accounts Receivable, by legal proceedings or otherwise; (iii) exercise all of Borrower's rights and remedies with respect to the collection of the Accounts Receivable and other Collateral; (iv) settle, adjust, compromise, extend or renew the Accounts Receivable; (v) settle, adjust or compromise any legal proceedings brought to collect the Accounts Receivable; (vi) if permitted by applicable law, sell or assign the Accounts Receivable and/or other Collateral upon such terms for such amounts and at such time or times as Lender may deem advisable; (vii) discharge and release the Accounts Receivable and/or other Collateral; (viii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or similar document against any Account Debtor; (ix) prepare, file and sign Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts Receivable and/or other Collateral; and (x) do all acts and things necessary, in Lender's sole and absolute discretion, to obtain repayment of the Liabilities and to fulfill Borrower's other obligations under this Agreement. If Lender at any time designates any Person to act as Borrower's attorney and agent-in-fact pursuant to this Section 11.2 or any other provision of this Agreement or any Related Agreement that permits such designation, Lender shall use reasonable efforts to give Borrower prompt notice of such designation (but failure to give such notice shall not impair the validity or effect of such designation or impose any liability on Lender).

         11.3 Expenses; Attorneys' Fees. Borrower agrees, whether or not any Loan is made hereunder, to pay upon demand all Attorneys' Fees and all other reasonable expenses incurred by Lender in connection with (i) the preparation, negotiation and execution of this Agreement, any Related Agreement and any document required to be furnished in connection herewith or therewith, (ii) the preparation of any and all amendments to this Agreement or any of the Related Agreements and all other instruments or documents provided for therein or delivered or to be delivered thereunder or in connection therewith, (iii) the collection or enforcement of Borrower's or any other Obligor's obligations hereunder or under any Related Agreement and (iv) the collection or enforcement of any of Lender's rights in or to any Collateral or Third Party Collateral. Lender may advance all such amounts to Borrower as a Revolving Loan. Borrower also agrees to pay, and save Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement, or any Related Agreement or Supplemental Documentation, or the issuance of any Note or of any other instruments or documents provided for herein or to be delivered hereunder or in connection herewith. Borrower's obligations in this Section 11.3 shall survive any termination of this Agreement.

         11.4 Lender Fees and Charges. Borrower agrees to pay Lender on demand the customary fees and charges of Lender for maintenance of accounts with Lender or for providing other services to Borrower not provided for herein. Lender may, in its sole and absolute discretion, provide for such payment by advancing the amount thereof to Borrower as a Revolving Loan.

         11.5 Lawful Interest. In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such

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a court determines that Lender has received interest hereunder in excess of the highest applicable rate, Lender shall promptly refund such excess interest to Borrower.

         11.6 No Waiver by Lender; Amendments. No failure or delay on the part of Lender in the exercise of any power or right, and no course of dealing between Borrower and Lender, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to Lender at law or in equity. No notice to or demand on Borrower not required hereunder shall in any event entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any Related Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by Lender. Any waiver of any provision of this Agreement, and any consent to any departure by Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

         11.7 Termination of Credit. The Credit shall terminate on the then scheduled Termination Date. Borrower may terminate the Credit at any time upon notice to Lender and payment in full of the outstanding principal balance of the Loans and all other Liabilities. The termination or cancellation of the Credit shall not affect or impair the liabilities and obligations of Borrower or any one or more of the Obligors to Lender or Lender's rights with respect to any Loans and advances made and other Liabilities incurred prior to such termination or with respect to the Collateral or any Third Party Collateral. All of Lender's rights and remedies, the liens and security interests of Lender in the Collateral and all of Borrower's duties and obligations under this Agreement shall survive termination of the Credit until all of the Liabilities have been finally paid and performed in full (including termination of any and all outstanding Letters of Credit or, in the alternative, provision of adequate cash collateral for any such outstanding Letters of Credit to Lender), at which time this Agreement and the Related Agreements shall terminate (except any provisions hereof or thereof which by their terms survive such termination).

         11.8 Notices. Except as otherwise expressly provided herein, any notice hereunder to Borrower or Lender shall be in writing (including telegraphic, telex, or facsimile communication) and shall be given to Borrower or Lender at its address, telex number or facsimile number set forth on the signature pages hereof or at such other address, telex number or facsimile number as Borrower or Lender may, by written notice, designate as its address, telex number or facsimile number for purposes of notices hereunder. All such notices shall be deemed to be given when transmitted by telex and the appropriate answerback is received, transmitted by facsimile, delivered to the telegraph office, delivered by courier, personally delivered or, in the case of notice by mail, three (3) Business Days following deposit in the United States mails, properly addressed as herein provided, with proper postage prepaid; provided, however, that notice to Lender of Borrower's intent to terminate the Credit shall not be effective until actually received by Lender.

         11.9 Assignments and Participations; Information. Borrower hereby consents to Lender's grant of participations in or sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement or any Related Agreement, or of any portion of any thereof, including, without limitation, Lender's rights, titles, interests, remedies, powers and/or duties. Lender may furnish any information concerning Borrower in the possession of Lender from time to time to assignees of the rights and/or obligations of Lender hereunder and to participants in any Loan (including prospective assignees and participants) and may furnish information in response to credit inquiries consistent with general banking practice. Lender shall promptly notify Borrower of Lender's grant of any participation in or sale, assignment, transfer or other disposition of this Agreement or any Related Agreement, or of any portion of any thereof. Borrower shall use its best efforts to assist Lender in its efforts to sell assignments and participations.

         11.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         11.11 Successors. This Agreement shall be binding upon Borrower and Lender and their respective successors and assigns, and shall inure to the benefit of Borrower and Lender and the successors and assigns of Lender. Borrower shall not assign its rights or duties hereunder without the consent of Lender.

         11.12 Construction; Governing Law. Borrower acknowledges that this Agreement shall not be binding upon Lender or become effective until and unless accepted by Lender in writing. If so accepted by Lender, this Agreement and the Related Agreements and Supplemental Documentation shall, unless otherwise expressly provided therein, be deemed to have been negotiated and entered into in, and shall be governed and controlled by the laws of, the State of Illinois as to interpretation, enforcement, validity, construction, effect, choice of law, and in all other respects, including, but not limited to, the legality of the interest rate and other charges, but excluding perfection of security interests and liens which shall be governed and controlled by the laws of the relevant jurisdiction.

         11.13 CONSENT TO JURISDICTION. TO INDUCE LENDER TO ACCEPT THIS AGREEMENT, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO LENDER'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE RELATED AGREEMENTS, THE SUPPLEMENTAL DOCUMENTATION OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

         11.14 Subsidiary Reference. Any reference herein to a Subsidiary or Subsidiaries of Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to "Borrower and its Subsidiaries" or which is to be determined on a "consolidated" or "consolidating" basis, shall apply only to the extent Borrower has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with Borrower for financial reporting purposes.

         11.15 WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (ii) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

12.      CROSS-GUARANTY.

         12.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Lender and its respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Liabilities owed or hereafter owing to Lender by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Liabilities has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by, the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party; the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof; the existence, value or condition of, or failure to perfect its Lien against, any security for the Liabilities or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security); the insolvency of any Credit Party; or any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

         12.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Lender to marshal assets or to proceed in respect of the Liabilities guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Liabilities before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among Borrower and Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this
Section 12 and such waivers, Lender would decline to enter into this Agreement.

         12.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Lender and its respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.

         12.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Liabilities any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Liabilities are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Lender and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 12, and that Lender and its respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this

         12.5 Election of Remedies. If Lender proceeds to realize its benefits under any of the Loan Documents giving Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Lender. Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Liabilities. In the event Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Liabilities and the amount of such bid need not be paid by Lender but shall be credited against the Liabilities. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Liabilities shall be conclusively deemed to be the amount of the Liabilities guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

         12.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and (ii) the amount that could be claimed by Lender from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 12.7.

         12.7 Contribution with Respect to Guaranty Obligations. To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Liabilities satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Liabilities and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the "Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

                  (a) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Liabilities and the termination of the Commitments.

         12.8     Liability Cumulative. The liability of Borrowers under this
Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Lender under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Liabilities or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                       ELXSI


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       Address:    3600 Rio Vista Avenue
                                                   Suite A
                                                   Orlando, Florida 32805

                                       Attention:  President
                                       Facsimile:  (407) 849-0625


                                       BICKFORD'S HOLDINGS COMPANY, INC.


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       Address:    1330 Soldier's Field Road
                                                   Boston, MA 02135

                                       Attention:  Kevin P. Lynch
                                       Facsimile:  (617) 787-1620


                                       BICKFORD'S FAMILY RESTAURANTS, INC.


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       Address:    1330 Soldier's Field Road
                                                   Boston, MA 02135

                                       Attention:  Kevin P. Lynch
                                       Facsimile:  (617) 787-1620

                                       BANK OF AMERICA, N.A.


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       Address:    231 South LaSalle Street
                                                   Chicago, Illinois 60697

                                       Attention:  Chicago Growth Group
                                       Facsimile:  (312) 974-2108

                        ACKNOWLEDGEMENT AND RATIFICATION



                  The undersigned hereby (i) acknowledges receipt of a copy of this Agreement; (ii) consents to all of the terms and provisions thereof; (iii) ratifies and confirms all of the terms and provisions of the Related Agreements to which it is a party; and (iv) and acknowledges and agrees that all references in the Related Agreements to any loan or credit agreement executed by and between any of the Borrowers and Lender shall refer without further amendment to this Agreement.

                                       ELXSI CORPORATION


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       Address:    1330 Soldier's Field Road
                                                   Boston, MA 02135

                                       Attention:  Kevin P. Lynch
                                       Facsimile:  (617) 787-1620

                                  SUPPLEMENT A
                                       TO
                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT


                     Dated as of April 22, 2002, as amended,
                Between ELXSI, BICKFORD'S HOLDINGS COMPANY, INC.
                     BICKFORD'S FAMILY RESTAURANTS, INC. and
                              BANK OF AMERICA, N.A.

1. Loan Agreement Reference. This Supplement A, as it may be amended or modified from time to time, is a part of the Amended and Restated Loan and Security Agreement, dated as of April 22, 2002, between Borrower and Lender (together with all amendments, restatements, supplements and other modifications thereto, the "Loan Agreement"). Terms used and not defined herein which are defined in the Loan Agreement shall have the meaning ascribed to them therein unless the context requires otherwise. As used in this Supplement A,

         "EBITDA" means, as of the last day of any specified fiscal quarter of Borrower, Borrower's consolidated net earnings before interest expense, depreciation, amortization and provision for Taxes of the Borrower for the four (4) fiscal quarters then ending, taking such period as one (1) accounting period. For purposes of this definition, (i) net earnings shall not include (x) any gains on the sale or other disposition of Investments (other than cash equivalents) or fixed assets and any extraordinary or nonrecurring items of income for the period to the extent that the aggregate of all such gains and extraordinary or nonrecurring items of income exceeds the aggregate of losses on such sales or other dispositions and extraordinary or nonrecurring charges during such period and (y) the aggregate amount of interest income earned after December 31, 2001 and included as income during such period, and (ii) interest expense shall include, without limitation, implicit interest expense on Capitalized Leases. Notwithstanding the foregoing, EBITDA shall be determined without giving effect to any reserve established, or increase or decrease thereof, for Fiscal Year 2001, or for any period thereafter.

         "Fixed Charge Coverage Ratio" means the ratio, determined as of the last day of any specified fiscal quarter of Borrower, of (i) the sum of EBITDA, plus operating rent expenses, less capital expenditures, less taxes paid and less payments made under Section 5.13 of the Agreement to the Parent, to (ii) the sum of interest paid, plus operating rent expenses, plus capital lease payments, plus principal installments payable under this Agreement, all determined for Borrower on a consolidated basis for the four (4) fiscal quarters then ending (taking such period as one (1) accounting period).

         "Funded Debt/EBITDA Ratio" means the ratio, determined as of the last day of any specified fiscal quarter of Borrower, of Funded Debt divided by EBITDA.

2. Additional Covenants. Until all of Borrower's Liabilities are paid in full, Borrower agrees that, unless Lender otherwise consents in writing, it will:

         SECTION 2.1. EBITDA. Maintain EBITDA as of the end of each fiscal quarter of Borrower not less than the amount set forth below for the applicable quarter:

                  Fiscal Quarter Ending          EBITDA
                  ---------------------          ------

                  March 31, 2002                 $6,945,000
                  June 30, 2002                  $6,748,000
                  September 30, 2002             $6,240,000
                  December 31, 2002              $6,841,000
                  March 31, 2003                 $7,000,000

         SECTION 2.2. Funded Debt/EBITDA Ratio. Maintain a Funded Debt/EBITDA Ratio as of the end of each fiscal quarter of Borrower not exceeding the ratio set forth below for the applicable quarter:

                  Fiscal Quarter Ending          Funded Debt/ EBITDA Ratio
                  ---------------------          -------------------------

                  March 31, 2002                       2.61 to 1.00
                  June 30, 2002                        2.37 to 1.00
                  September 30, 2002                   2.81 to 1.00
                  December 31, 2002                    2.55 to 1.00
                  March 31, 2003                       2.55 to 1.00

         SECTION 2.3 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio as of the end of each fiscal quarter of Borrower not exceeding the ratio set forth below for the applicable quarter:

                  Fiscal Quarter Ending          Fixed Charge Coverage Ratio
                  ---------------------          ---------------------------

                  March 31, 2002                        0.96 to 1.00
                  June 30, 2002                         1.05 to 1.00
                  September 30, 2002                    0.78 to 1.00
                  December 31, 2002                     0.82 to 1.00
                  March 31, 2003                        0.82 to 1.00

         The Fixed Charge Coverage Ratio shall be determined for the four (4) consecutive fiscal quarters ending on the date of determination, taking such period as one (1) accounting period.

         SECTION 2.4 Capital Expenditures. Not, and not permit any Subsidiary to, purchase or otherwise acquire (including, without limitation, acquisition by way of Capitalized Lease), or commit to purchase or otherwise acquire, any fixed asset if, after giving effect to such purchase or other acquisition, (A) the aggregate capitalized cost of all fixed assets purchased or otherwise acquired (other than by means of a Capitalized Lease) by Borrower and its Subsidiaries on a consolidated basis plus (B) the aggregate annual payments under Capitalized Leases (excluding the portion thereof representing imputed interest) of Borrower and its Subsidiaries on a consolidated basis (excluding, in each of (A) and (B), any fixed asset which constitutes a replacement for an asset which was the subject of a casualty or governmental taking to the extent the purchase or other acquisition thereof is funded by insurance proceeds or other payments received as a result of such casualty or taking) would exceed $4,200,000 for Fiscal Year 2002 or for any Fiscal Year thereafter, on a noncumulative basis.

                                       A-3